                                                                EXHIBIT 2.1


                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                             TELEDYNE WIRELESS, INC.

                                  (THE "BUYER")

                                       AND

                                 CELERITEK, INC.

                                 (THE "SELLER")

                                  JULY 8, 2004

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                                                                  EXECUTION COPY

                                TABLE OF CONTENTS

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ARTICLE 1 DEFINITIONS.......................................................................................    1

                  1.1               Capitalized Terms.......................................................    1
                  1.2               Additional Capitalized Terms............................................    8
                  1.3               Construction............................................................    9

ARTICLE 2 PURCHASE AND SALE OF ASSETS & ASSUMPTION OF LIABILITIES...........................................   10

                  2.1               Purchase and Sale of Assets.............................................   10
                  2.2               Assumption of Liabilities...............................................   11
                  2.3               Consideration for Transferred Assets....................................   13
                  2.4               The Closing.............................................................   17
                  2.5               Third Party Consents; Non-Transferable Assets...........................   18
                  2.6               Transfer Taxes..........................................................   19
                  2.7               Proration of Certain Liabilities........................................   19
                  2.8               Further Assurances......................................................   19

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLER......................................................   20

                  3.1               Organization; Good Standing; Corporate Power............................   20
                  3.2               Authority...............................................................   20
                  3.3               Conflicts...............................................................   21
                  3.4               Required Consents.......................................................   21
                  3.5               Transferred Tangible Property...........................................   21
                  3.6               Inventory...............................................................   21
                  3.7               Transferred Contracts; Government Contracts.............................   22
                  3.8               Transferred IPR and Transferred Technology..............................   24
                  3.9               Transferred Accounts Receivable.........................................   24
                  3.10              Transferred Employees...................................................   24
                  3.11              Litigation..............................................................   25
                  3.12              Taxes...................................................................   25
                  3.13              Environmental Matters...................................................   25
                  3.14              Sufficiency of Assets...................................................   26
                  3.15              Confidential Offering Memorandum........................................   26
                  3.16              Reference Working Capital Statement.....................................   26
                  3.17              Subsequent Events.......................................................   26
                  3.18              Compliance with Applicable Laws; Permits................................   26
                  3.19              Brokers and Intermediaries..............................................   27
                  3.20              Product Warranties......................................................   27
                  3.21              Problems with Suppliers and Customers...................................   27
                  3.22              Transactions with Affiliates............................................   27
                  3.23              Transactions with Related Persons; Outside Interests....................   27
                  3.24              Seller Information......................................................   28
                  3.25              Board Recommendation....................................................   28
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                  3.26              Opinion of Financial Advisor............................................   28

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE BUYER.......................................................   28

                  4.1               Organization; Good Standing; Corporate Power............................   28
                  4.2               Authority...............................................................   29
                  4.3               Conflicts...............................................................   29
                  4.4               Required Consents.......................................................   29
                  4.5               Sufficiency of Funds....................................................   29
                  4.6               Brokers and Intermediaries..............................................   30
                  4.7               Buyer Information.......................................................   30

ARTICLE 5 COVENANTS & AGREEMENTS............................................................................   30

                  5.1               Interim Operations of the Subject Business..............................   30
                  5.2               Proxy Statement and Approval of the Seller's Shareholders...............   31
                  5.3               Access..................................................................   32
                  5.4               Confidentiality.........................................................   32
                  5.5               Public Disclosure.......................................................   32
                  5.6               Reasonable Efforts......................................................   33
                  5.7               Revised Seller Schedules................................................   33
                  5.8               No Solicitation.........................................................   34
                  5.9               Appropriate Action......................................................   35
                  5.10              Mail and Payments.......................................................   35
                  5.11              Novation of Government Contracts........................................   35
                  5.12              Waste Removal...........................................................   36
                  5.13              Use of Name.............................................................   36
                  5.14              Transitional Services...................................................   36
                  5.15              Voting Agreements.......................................................   37

ARTICLE 6 NON-COMPETITION AND NON-SOLICITATION AGREEMENTS...................................................   37

                  6.1               Seller Non-Competition Agreement........................................   37
                  6.2               Non-Solicitation Agreements.............................................   38

ARTICLE 7 EMPLOYEE MATTERS..................................................................................   38

                  7.1               Employment Matters......................................................   38
                  7.2               401(k) Rollovers........................................................   40

ARTICLE 8 TAX MATTERS.......................................................................................   41

                  8.1               Responsibility for Filing Tax Returns...................................   41
                  8.2               Straddle Period Taxes...................................................   41

ARTICLE 9 CONDITIONS TO THE CLOSING.........................................................................   41

                  9.1               Conditions to Obligations of Each Party.................................   41
                  9.2               Additional Conditions to the Obligations of the Buyer...................   42
                  9.3               Additional Conditions to Obligations of the Seller......................   43
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                                  (Continued)

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ARTICLE 10 SURVIVAL; INDEMNIFICATION........................................................................   44

                  10.1              Survival of Representations, Warranties and Covenants...................   44
                  10.2              Indemnification by the Seller...........................................   44
                  10.3              Indemnification by the Buyer............................................   45
                  10.4              Limitations on Indemnification..........................................   45
                  10.5              Exclusive Remedy........................................................   48
                  10.6              Indemnification Procedures..............................................   48
                  10.7              Third-Party Claims......................................................   49

ARTICLE 11 TERMINATION, AMENDMENT AND WAIVER................................................................   51

                  11.1              Termination.............................................................   51
                  11.2              Effect of Termination; Fee..............................................   52
                  11.3              Amendment...............................................................   53
                  11.4              Extension; Waiver.......................................................   53

ARTICLE 12 GENERAL..........................................................................................   53

                  12.1              Notices.................................................................   53
                  12.2              Entire Agreement........................................................   54
                  12.3              Assignment..............................................................   55
                  12.4              Bulk Transfer Laws......................................................   55
                  12.5              Severability............................................................   55
                  12.6              Other Remedies..........................................................   55
                  12.7              GOVERNING LAW...........................................................   55
                  12.8              Jurisdiction and Venue..................................................   55
                  12.9              Rules of Construction...................................................   55
                  12.10             WAIVER OF JURY TRIAL....................................................   56
                  12.11             Fees and Expenses.......................................................   56
                  12.12             Counterparts............................................................   56
                  12.13             Parties in Interest.....................................................   56

                                                                  EXECUTION COPY

                                    EXHIBITS

Exhibit A - Form of Voting Agreement

Exhibit B - Form of Supply Agreement

Exhibit C - Form of Real Property License

Exhibit D - Reference Working Capital Statement

Exhibit E - Form of Novation Agreement

                                    SCHEDULES

Schedule 1.1(p) - Schedule of Key Employees

Schedule 1.1(q) - Schedule of Knowledge of the Seller

Schedule 1.1(aa) - Schedule of Products

Schedule 1.1(pp) - Schedule of Third Party Consents

Schedule 1.1(vv) - Schedule of Transferred Contracts

Schedule 1.1(ww) - Schedule of Transferred Employees

Schedule 1.1(yy) - Schedule of Certain Transferred Permits

Schedule 1.1(zz) - Schedule of Transferred Prepaid Expenses

Schedule 1.1(aaa) - Schedule of Certain Transferred Tangible Property

Schedule 2.1(a) - Schedule of Certain Other Transferred Assets

Schedule 2.2(a) - Schedule of Certain Other Assumed Liabilities

Schedule 2.2(b) - Schedule of Certain Other Excluded Liabilities

Schedule 7.1(c) - Seller Severance Policy

Schedule 9.2(e) - Schedule of Required Consents

                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of July 8, 2004 by and between Teledyne Wireless, Inc. (d/b/a Teledyne Microwave), a Delaware corporation with its principal place of business at 1274 Terra Bella Avenue, Mountain View, California 94043 (the "BUYER"), and Celeritek, Inc., a California corporation with its principal place of business at 3236 Scott Boulevard, Santa Clara, California 95054 (the "SELLER").

                              W I T N E S S E T H:

         WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, certain of the assets of the Seller relating to the Seller's defense electronics division, which produces Gallium Arsenide-based RF and microwave components and subassemblies (the "SUBJECT BUSINESS"), all upon the terms and subject to the conditions set forth herein.

         WHEREAS, concurrently with execution of this Agreement, the directors and certain shareholders of the Seller are entering into Voting Agreements with the Buyer, each in the form attached hereto as Exhibit A (each, a "VOTING AGREEMENT" and collectively, the "VOTING AGREEMENTS").

         WHEREAS, concurrently with entering into this Agreement, the Buyer and the Seller are entering into a Supply Agreement, in the form attached hereto as Exhibit B (the "SUPPLY AGREEMENT"), to be effective (except as otherwise contemplated by the terms and conditions thereof) upon the consummation of the Transactions (as defined herein).

         WHEREAS, concurrently with entering into this Agreement, the Buyer and the Seller are entering into a Real Property License Agreement, in the form attached hereto as Exhibit C (the "REAL PROPERTY LICENSE AGREEMENT"), to be effective upon the consummation of the Transactions.

         NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties and mutual covenants and agreements hereinafter set forth (including the continuing obligations of the Seller under those agreements), and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 Capitalized Terms. The following capitalized terms shall have the respective meanings ascribed thereto below:

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                                                                  EXECUTION COPY

                  (a) "AFFILIATE" of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

                  (b) "ANCILLARY AGREEMENTS" means, collectively (i) the Voting Agreements, (ii) the Supply Agreement, (iii) the Real Property License Agreement, (iv) the Seller Transfer Documents, (v) the Buyer Assumption Documents, (vi) the Novation Agreement, and (vii) the Transition Services Agreement.

                  (c) "BID" means any outstanding quotation bid or proposal by the Seller which, if accepted or awarded, would lead to a contract with the United States Government or a prime contractor or a higher tier subcontractor to the United States Government, for the design, manufacture or sale of products or the provision of services by the Subject Business directly or indirectly to the United States Government.

                  (d) "CLOSING WORKING CAPITAL" means total current assets of the Subject Business as of Closing (other than (i) cash and cash equivalents and (ii) any Tax related items), less total current liabilities of the Subject Business as of the Closing (other than any Tax related items, except payroll taxes), in each case determined in accordance with accounting methods, policies, practices and procedures used to calculate Reference Working Capital in the Reference Working Capital Statement as set forth in Section 3.16 of the Seller Disclosure Schedule. The parties hereby agree that, for purposes of calculating Closing Working Capital, any and assets and liabilities relating to Taxes (including assets and liabilities relating to timing differences between financial and accounting) other than payroll taxes shall not be taken into account and shall be disregarded.

                  (e) "CODE" means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

                  (f) "CONTRACT" means any legally binding mortgage, indenture, lease, license, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license, whether written or oral.

                  (g) "DAMAGES" means deficiencies, judgments, orders for compensation, settlements, demands, claims, liabilities, losses, damages, interest, fines, penalties, costs and expenses (including reasonable legal, accounting and other costs and expenses incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, Proceedings, assessments, judgments or appeals, and in seeking indemnification therefor).

                  (h) "ENCUMBRANCE" means any mortgage, lien, pledge, charge, security interest, easement, encroachment, lease, option, purchase right, adverse claim of ownership or use, restriction on transfer (including a right of first refusal or offer or other similar right) or defect of title.

                  (i) "ENVIRONMENTAL LAWS" means all applicable federal, state, local and foreign laws, rules, regulations and policies, all court orders and decrees and

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                                                                  EXECUTION COPY

arbitration awards, and the common law, relating to pollution, contamination or protection of the environment or exposure of any person to Hazardous Materials, including laws, rules, regulations and policies relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, use, treatment, storage, disposal, generation, transport or handling of Hazardous Materials.

                  (j) "EXCHANGE ACT" means the Securities and Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

                  (k) "GAAP" means Generally Accepted Accounting Principles, as in effect on the date of any statement, report or determination that purports to be, or is required to be, prepared or made in accordance with GAAP.

                  (l) "GOVERNMENT CONTRACT" means any prime contract, subcontract, purchase order, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, change order, arrangement or other commitment of any kind relating to the Subject Business between the Seller and (i) the United States Government, (ii) any prime contractor to the United States Government or (iii) any subcontractor with respect to any contract described in the foregoing clauses (i) and (ii).

                  (m) "GOVERNMENTAL AUTHORITY" means any federal, state, county, local or foreign government, governmental entity, department, agency, administrative agency, commission or board or other governing body, and any court, tribunal or judicial body of any Governmental Authority.

                  (n) "HAZARDOUS MATERIALS" means pollutants, contaminants, pesticides, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous or toxic wastes, substances, chemicals or materials within the meaning of any Environmental Law, including any (i) "hazardous substance" as defined in CERCLA, (ii) "hazardous waste" as defined in RCRA, and (iii) asbestos, asbestos-containing material, petroleum, petroleum products, crude oil or any fraction thereof, urea formaldehyde and polychlorinated biphenyls, but excluding janitorial and office supplies, properly maintained.

                  (o) "INTELLECTUAL PROPERTY RIGHTS" means any or all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith: (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, conversions, continuations and continuations-in-part thereof (collectively, "PATENTS"); (ii) all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary information, know how, show how and technology; (iii) all works of authorship, copyrights, mask works, copyright and mask work registrations and applications, and derivative works based thereon (collectively "COPYRIGHTS"); (iv) all industrial designs and any registrations and applications therefor; (v) all databases and data collections (including knowledge databases, product information, financial information, customer lists and customer

                                                                             -3-
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                                                                  EXECUTION COPY

databases); (vi) all rights in Software; (vii) rights to Uniform Resource Locators, Web site addresses and domain names (collectively "DOMAIN NAMES"); and
(viii) any similar, corresponding or equivalent rights to any of the foregoing.

                  (p) "KEY EMPLOYEES" means the Transferred Employees listed in
Schedule 1.1(p) hereto.

                  (q) "KNOWLEDGE OF THE SELLER" means the actual knowledge of those Persons identified on Schedule 1.1(q) hereto, without independent investigation.

                  (r) "LAW" means any federal, state, county, provincial, local or foreign statute, law, ordinance, regulation, rule, code or rule of common law.

                  (s) "LIABILITY" means any direct or indirect debt, obligation or liability of any kind or nature, whether accrued or fixed, absolute or contingent, determined or determinable, matured or unmatured, due or to become due, or asserted or unasserted.

                  (t) "LIEN" means any mortgage, pledge, lien, security interest, charge, claim, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

                  (u) "MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the Transferred Assets, taken as a whole or (ii) the ability of the Seller to perform its obligations under the Transaction Agreements to which it is a party and to consummate the Transactions.

                  (v) "NON-TRANSFERABLE ASSET" means any Transferred Contract or Transferred Claim that would otherwise constitute a Transferred Asset, but that
(i) by its terms is not transferable or assignable to the Buyer pursuant to this Agreement without the consent, waiver, approval, authorization, qualification or other order of one or more Persons and such consent, waiver, approval, authorization, qualification or other order is not obtained prior to the Closing or (ii) is not transferred or assigned to the Buyer pursuant to this Agreement for any other reason.

                  (w) "PERMIT" means any permit, certificate, approval, license, clearance, authorization, registration or consent issued by a Governmental Authority pursuant to any Law.

                  (x) "PERMITTED ENCUMBRANCE" means (i) any Encumbrance for inchoate mechanics' and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carrier's liens arising in the ordinary course of the business, (ii) any Encumbrance for Taxes not yet due and payable and (iii) any Encumbrance arising out of, under or in connection with the Transaction Agreements.

                  (y) "PERSON" means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization,

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Governmental Authority or other entity, as well as any syndicate or group of any of the foregoing.

                  (z) "PROCEEDING" means any action, suit, litigation, arbitration, mediation, proceeding, including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding, prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator or arbitration panel.

                  (aa) "PRODUCTS" means (i) the products listed or described on
Schedule 1.1(aa) hereto and (ii) all documentation in the possession, custody or control of the Seller related to any of the items listed or described on
Schedule 1.1(aa) hereto. For the avoidance of doubt, for all purposes of and under this Agreement, the term "Products" excludes any and all Substrates, Devices and Capacitors set forth in Exhibit A to the Supply Agreement on the Effective Date thereof, regardless of whether any of the Products listed or described on Schedule 1.1(aa) hereto include any such Substrates, Devices or Capacitors as a component or subcomponent thereof.

                  (bb) "PROPOSAL" means any offer for, or proposed transfer of, all or a portion of the Transferred Assets or the Subject Business by a Person other than Buyer, other than any offer for, or proposed transfer of, any inventory comprising part of the Transferred Assets in the ordinary course of business.

                  (cc) "REFERENCE WORKING CAPITAL" means $3,808,013.

                  (dd) "REFERENCE WORKING CAPITAL STATEMENT" means the statement of Reference Working Capital attached hereto as Exhibit D.

                  (ee) "RELATED PARTY" means (i) the Seller, (ii) any Affiliate of the Seller, or (iii) any officer or director of any Person identified in the foregoing clauses (i) or (ii).

                  (ff) "SEC" means the United States Securities and Exchange Commission.

                  (gg) "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

                  (hh) "SELLER BENEFIT PLAN" means each "employee benefit plan" (within the meaning of ERISA section 3(3), including multiemployer plans within the meaning of ERISA section 3(37), and all severance, change-in-control, fringe benefit, bonus, profit sharing, incentive, restricted stock, stock purchase, stock option, stock appreciation right, deferred compensation, loan guarantee, relocation assistance, employee loan or other extension of credit, hospitalization, medical, life or disability insurance, sick leave, vacation and paid holiday, and all other employee benefit or welfare plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether oral or written under which any Transferred Employee has any present or future right to

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                                                                  EXECUTION COPY

compensation or employee benefits or pursuant to which the Subject Business could have any liability.

                  (ii) "SOFTWARE" means any and all computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), design tools and user interfaces, in any form or format, however fixed. Software shall include source code listings and documentation.

                  (jj) "SUBSTRATES" has the meaning assigned to such term in the Supply Agreement on the Effective Date thereof.

                  (kk) "SUBSTRATE DESIGNS" means any mask works, layouts, drawings and documents directly related to the design of the Substrates, excluding, for avoidance of doubt, any documents relating to the Seller's specifications for the starting materials and processes used in the fabrication of Substrates.

                  (ll) "SUPERIOR PROPOSAL" means any bona fide written offer made by a third Person to consummate a Proposal on terms that the board of directors of the Seller determines in good faith, after consultation with its financial advisor and taking into account the purchase price (which shall be greater than the Consideration) and other terms and conditions of such proposal, the legal and regulatory aspects of such proposal and the Person making such proposal, to be more favorable to the Seller's shareholders than the Transactions.

                  (mm) "TAX" and "TAXES" means any and all federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and Liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment and pension insurance), and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings or similar charges of every kind, character or description imposed by any Governmental Authorities, together with all interest, penalties and additions imposed with respect to such amounts and any obligation under any Contract with any other person with respect to such amounts and including any Liability for taxes of a predecessor entity.

                  (nn) TAX RETURNS" means all required federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes.

                  (oo) "TECHNOLOGY" means all technology, including all know-how, show-how, techniques, design rules, trade secrets, inventions (whether or not patented or patentable), algorithms, routines, Software, files, databases, works of authorship, processes, devices, prototypes, schematics, breadboards, netlists, mask works, test methodologies, hardware development tools, documentation associated with or primarily related to any of the foregoing, any media on which any of the foregoing is recorded, and any other tangible embodiments of any of the foregoing.

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                  (pp) "THIRD PARTY CONSENTS" means waivers, consents, approvals and authorizations of third Persons (other than Governmental Authorities) including those listed on Schedule 1.1(pp) hereto.

                  (qq) "TRANSACTIONS" means the transactions contemplated by the Transaction Agreements.

                  (rr) "TRANSACTION AGREEMENTS" means, collectively, this Agreement and the Ancillary Agreements.

                  (ss) "TRANSFERRED ACCOUNTS RECEIVABLE" means all notes, debentures and accounts receivable that are primarily related to the Subject Business.

                  (tt) "TRANSFERRED BOOKS AND RECORDS" means all books and records (including personnel records for Transferred Employees so long as such records are used in the ordinary course of business and in compliance with applicable Law), ledgers, files, documents, correspondence, lists, drawings, creative, material, advertising and promotional materials, studies, reports, customer lists, sales data, product documentation and other printed or written materials that are primarily related to the Subject Business.

                  (uu) "TRANSFERRED CLAIMS" means all claims, actions or suits, judgments, demands, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of setoff, rights of recoupment or rights of any nature that are primarily related to the Subject Business (other than tax refunds), and all rights to recover damages for the breach, infringement or misappropriation of any Transferred Assets.

                  (vv) "TRANSFERRED CONTRACTS" means all Contracts to which the Seller is a party, or by which the Seller may be bound, that are primarily related to the Subject Business, including the Contracts that are listed on
Schedule 1.1(vv) hereto.

                  (ww) "TRANSFERRED EMPLOYEES" means the employees of the Seller who are listed on Schedule 1.1(ww) hereto.

                  (xx) "TRANSFERRED IPR" means (i) the Intellectual Property Rights in, to or embodied in the Products and (ii) the Copyrights in, to or embodied in the Substrate Designs.

                  (yy) "TRANSFERRED PERMITS" means all permits, concessions, grants, franchises, licenses, certifications and other governmental authorizations and approvals, including licenses to export its Products, that are primarily related to the Subject Business and that are transferable to the Buyer under applicable Law, including the permits that are listed or described on Schedule 1.1(yy) hereto.

                  (zz) "TRANSFERRED PREPAID EXPENSES" means all advance payments, prepaid items and expenses and deferred charges of the Seller that are listed on Schedule 1.1(zz) hereto.

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                  (aaa) "TRANSFERRED TANGIBLE PROPERTY" means all machinery, equipment, motor vehicle, tools, dies, molds, test equipment furniture, office equipment, telephone systems, computer hardware and software, leasehold improvements, inventories of raw material, work in progress, finished products, parts, goods, subassemblies, spare parts, replacements and component parts, office, packaging and other supplies that are primarily related to the Subject Business, including those that are listed or described on Schedule 1.1(aaa) hereto.

                  (bbb) "TRANSFERRED TECHNOLOGY" means (i) the Technology embodied in the Products and (ii) the Substrate Designs.

         1.2 Additional Capitalized Terms. The following capitalized terms shall have the meanings ascribed thereto in the respective sections of this Agreement set forth opposite each such term.

Term                                                      Section
----                                                      -------
Accounting Firm                                           2.3(b)
Adjustment Amount                                         2.3(b)
Adjustment Amount Statement                               2.3(b)
Agreement                                                 Preamble
Assumed Liabilities                                       2.2(a)
Buyer                                                     Preamble
Buyer Assumption Documents                                2.4(c)
Buyer Benefit Plan                                        7.1(d)
Buyer Indemnified Party(ies)                              10.2
Closing                                                   2.4(a)
Closing Date                                              2.4(a)
Competitive Business Activity                             6.1(b)
Conflict                                                  3.3
Consideration                                             2.3(a)
Copyrights                                                1.1(o)
Disputed Item                                             2.3(b)
Domain Names                                              1.1(o)
Effective Tax Rate                                        10.4(f)
Excluded Assets                                           2.1(b)
Excluded Liabilities                                      2.2(b)
Final Adjustment Amount Statement                         2.3(b)
Financial Advisor                                         3.19
Indemnification Cap                                       10.4(b)
Indemnification Claim Certificate                         10.6(a)
Indemnification Threshold Amount                          10.4(a)
Indemnified Party                                         10.6(a)
Indemnifying Party                                        10.6(a)
Initial Purchase Price                                    2.3(a)
Notice of Dispute                                         2.3(b)
Novation Agreement                                        5.11

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
Patents                                                   1.1(o)
Proxy Statement                                           5.2
Purchase Price                                            2.3(a)
Real Property License Agreement                           Recitals
Restricted Territory                                      6.1(b)
Revised Seller Schedule(s)                                5.7
Seller                                                    Preamble
Seller Disclosure Schedule                                Article 3 Preamble
Seller Indemnified Party(ies)                             10.3
Seller Severance Policy                                   7.1(c)
Seller Transfer Documents                                 2.4(b)
Straddle Period Tax                                       8.2
Subject Business                                          Recitals
Supply Agreement                                          Recitals
Survival Period                                           10.1
Tax Allocation                                            2.3(c)
Termination Date                                          11.1(b)
Termination Fee Amount                                    11.2(b)
Transfer Taxes                                            2.6
Transferred Asset(s)                                      2.1(a)
Transition Services Agreement                             5.14
Voting Agreement(s)                                       Recitals
WARN Act                                                  7.1(f)

         1.3 Construction.

                  (a) For all purposes of and under this Agreement, unless the context otherwise requires (i) the singular number shall include the plural, and vice versa, (ii) the masculine gender shall include the feminine and neuter genders, (iii) the feminine gender shall include the masculine and neuter genders and (iv) the neuter gender shall include the masculine and feminine genders.

                  (b) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of the Transaction Agreements or any certificate, instrument, agreement or other document entered into or delivered in connection with the Transactions.

                  (c) For all purposes of and under this Agreement, the words "include" and "including" and any variations thereof shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation" in all cases.

                  (d) Except as otherwise indicated, all references in this Agreement to "Exhibits," "Schedules," "Articles" and "Sections" are intended to refer to Exhibits, Schedules, Articles and Sections of or to this Agreement.

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                  (e) The headings in this Agreement are for convenience of
reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

                  (f) For all purposes of and under this Agreement, unless the context otherwise requires, (i) all references in this Agreement to the "Seller" shall be deemed to refer to and include the Seller and its subsidiaries, as applicable, and (ii) all references to the "Buyer" shall be deemed to refer to and include the Buyer and its subsidiaries, as applicable.

                                   ARTICLE 2

             PURCHASE AND SALE OF ASSETS & ASSUMPTION OF LIABILITIES

         2.1 Purchase and Sale of Assets.

                  (a) Transferred Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall irrevocably sell, convey, transfer, assign and deliver unto Buyer, free and clear of any and all Encumbrances other than Permitted Encumbrances, and the Buyer shall purchase and accept from the Seller, all of the right, title and interest of the Seller as of the Closing in and to the following assets (collectively, the "TRANSFERRED ASSETS"):

                           (i) the Transferred Tangible Property;

                           (ii) the Transferred Contracts;

                           (iii) Transferred Permits;

                           (iv) the Transferred IPR, and the right to recover
all past, present and future damages for infringement of such Intellectual Property Rights;

                           (v) the Transferred Technology;

                           (vi) the Transferred Books and Records;

                           (vii) the Transferred Claims;

                           (viii) the Transferred Accounts Receivable;

                           (ix) the Transferred Prepaid Expenses;

                           (x) the assets reflected on the Reference Working
Capital Statement; and

                           (xi) the assets set forth on Schedule 2.1(a) hereto;

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                           (xii) all goodwill and going concern value of the
Seller with respect to the Subject Business.

                  (b) Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement, the Seller shall have no obligation to sell, convey, transfer, assign or otherwise deliver unto the Buyer pursuant to this Agreement, and the Buyer shall have no obligation to purchase or otherwise accept from the Seller pursuant to this Agreement, any of the right, title or interest of the Seller in or to any of the assets of the Seller other than the Transferred Assets (collectively, the "EXCLUDED ASSETS"). Without limiting the generality of the foregoing, the Excluded Assets shall expressly include (and, therefore, the Transferred Assets shall exclude) the following:

                           (i) all right, title and interest of the Seller in
and to any real property, whether owned or leased by the Seller (except as provided in the Real Property License Agreement);

                           (ii) all right, title and interest of the Seller in
and to any insurance policies, whether or not related to the Subject Business or the Transferred Assets; and

                           (iii) all right, title and interest of the Seller in
and to the Seller Benefit Plans and the assets thereof.

         2.2 Assumption of Liabilities.

                  (a) Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall assume from the Seller, and the Seller shall irrevocably convey, transfer and assign to Buyer, any and all of the Liabilities arising out of or related to the Transferred Assets, the Products or the Subject Business on or after the Closing (other than the Excluded Liabilities), including the following Liabilities (collectively, the "ASSUMED LIABILITIES"):

                           (i) any and all Liabilities reflected on or reserved
against in the Closing Working Capital on the Final Adjustment Amount Statement;

                           (ii) those Liabilities that the Buyer has expressly
agreed to assume pursuant to Article 7 hereof; and

                           (iii) the other Liabilities set forth on Schedule
2.2(a) hereto.

                  (b) Excluded Liabilities. Notwithstanding anything to the contrary set forth in this Agreement, the Buyer shall have no obligation to assume from the Seller pursuant to this Agreement, and the Seller shall have no right or obligation to convey, transfer or assign to the Buyer pursuant to this Agreement, any Liabilities of the Seller other than the Assumed Liabilities (collectively, the "EXCLUDED LIABILITIES"). Without limiting the generality of the foregoing, the Excluded Liabilities shall expressly include (and, therefore, the Assumed Liabilities shall exclude) the following Liabilities:

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                           (i) other than any such Liabilities that are
expressly listed or described in Section 2.2(a) hereof as Assumed Liabilities, any and all of the Liabilities arising out of or related to the Transferred Assets, the Products or the Subject Business before the Closing, including the following:

                                   (A) any and all Liabilities arising out of
                  related to the Transferred Contracts before the Closing;

                                   (B) any and all Liabilities arising out of or
                  related to the Products before the Closing (including any Liabilities related to allegations or the presence of asbestos or asbestos-containing materials contained or incorporated in such products); and

                                   (C) except as otherwise provided in the Real
                  Property License Agreement, any and all Liabilities arising out of or relating to the ownership or use of any facility owned, leased or operated by the Seller or any predecessor company, including the facility currently leased by the Seller at 2905 Stender Way, Santa Clara, California 95054;

                           (ii) other than any such Liabilities that are
expressly listed or described in Section 2.2(a) hereof as Assumed Liabilities,
(A) any and all Liabilities arising out of or relating to any Transferred Employees or the employment thereof incurred before the Closing (including Liabilities for workers compensation claims, disability and occupational diseases), in each case without regard to whether such Liabilities or the bases therefor are known or otherwise manifest before the Closing, and (B) subject to the terms of Article 7 hereof, any and all Liabilities arising out of or related to the Seller Benefit Plans;

                           (iii) other than any such Liabilities that are
expressly listed or described in Section 2.2(a) hereof as Assumed Liabilities, subject to the terms and conditions of Article 8 hereof, any and all Liabilities for Taxes for any taxable periods, or portions thereof, ending on or before the Closing;

                           (iv) any and all Liabilities arising out of or
related to any violation of Law (including any Environmental Law) occurring before the Closing, whether or not the Seller participated in the act or omission giving rise to such violation;

                           (v) any and all Liabilities arising out of or related
to (A) the failure of any report, schedule, form or registration statement (including all exhibits, schedules and amendments thereto) filed by the Seller with the SEC to comply with the requirements of the Securities Act and the Exchange Act, as the case may be, and (B) the fact that any such reports, schedules, forms or registration statements contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and

                           (vi) the other Liabilities set forth on Schedule
2.2(b) hereto.

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         2.3 Consideration for Transferred Assets.

                  (a) Initial Purchase Price; Consideration. In consideration for the sale by the Seller to the Buyer of the Transferred Assets, the Buyer shall (i) subject to the terms of Section 2.3(b) hereof, pay or deliver to the Seller an aggregate of Thirty Three Million Dollars ($33,000,000) (the "INITIAL PURCHASE PRICE" and as adjusted pursuant to Section 2.3(b) hereof, the "PURCHASE PRICE") and (ii) assume the Assumed Liabilities pursuant to Section 2.2(a) hereof (together, the "CONSIDERATION").

                  (b) Purchase Price Adjustment.

                           (i) The Purchase Price shall be adjusted, upward or
downward, by an amount (the "ADJUSTMENT AMOUNT") equal to the difference between Reference Working Capital and Closing Working Capital, where:

                                   (A) such difference will be reflected as a
                           positive number if Closing Working Capital is greater than Reference Working Capital; and

                                   (B) such difference will be reflected as a
                           negative number if Closing Working Capital is less than Reference Working Capital.

                           (ii) Within five (5) days of the Closing Date, the
Seller shall take a physical inventory of the Subject Business. The Buyer may be present to observe the taking of such physical inventory. Within sixty (60) calendar days after the Closing, the Buyer shall prepare and deliver to the Seller a statement (the "ADJUSTMENT AMOUNT STATEMENT") setting forth the Buyer's calculation of Closing Working Capital and the Adjustment Amount, which statement shall (A) reflect the physical inventory conducted by the Seller, (B) be prepared in a manner consistent with the Reference Working Capital Statement and (C) include a reconciliation showing the differences between Reference Working Capital and Closing Working Capital.

                           (iii) The Adjustment Amount Statement shall be final
and binding on the Seller and the Buyer unless the Seller shall notify the Buyer in writing (a "NOTICE OF DISPUTE"), within thirty (30) calendar days of its receipt of the Adjustment Amount Statement from the Buyer, that the Seller wishes to dispute one or more items set forth in the Adjustment Amount Statement (a "DISPUTED ITEM"). The Notice of Dispute shall set out in reasonable detail each Disputed Item, the basis for such dispute, the amount in dispute and the Seller's calculation of Closing Working Capital and the Adjustment Amount. In the event that the Seller shall fail to notify the Buyer of any dispute with respect to any items set forth in the Adjustment Amount Statement within such 30-calendar-day period, (A) the Seller shall be deemed to have accepted and approved the Adjustment Amount Statement (or any items with respect to which the Seller has not so notified the Buyer of a dispute), and (B) the Adjustment Amount Statement shall be deemed to be final and binding on the Seller and the Buyer with

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respect to any item set forth in the Adjustment Amount Statement that is not a
Disputed Item.

                           (iv) If the Seller shall notify the Buyer of one or
more Disputed Items in accordance with Section 2.3(b)(iii) hereof, the Seller and the Buyer shall consult with each other and attempt in good faith to resolve any and all Disputed Items. If the Seller and the Buyer are unable to resolve any Disputed Items within thirty (30) calendar days of the delivery of a Notice of Dispute, such Dispute Items shall be referred, to the Vice President and Chief Financial Officer of the Buyer and the Chief Financial Officer of the Seller for resolution. If such officers are unable to resolve all disagreements within fifteen (15) business days, then, within fifteen (15) days thereafter, the matter shall be referred for final determination to KPMG LLP or, in the event that KPMG LLP cannot or will not hear such dispute, to a nationally recognized, independent auditing firm that is mutually acceptable to the Seller and the Buyer and is not the independent auditor of either the Seller or the Buyer (in either case, the "ACCOUNTING FIRM"). The following terms shall apply to any such determination:

                                   (A) each of the Seller and the Buyer shall
                           promptly prepare a written statement on the Disputed Items which (together with the relevant documents) will be submitted to Accounting Firm for determination;

                                   (B) the Accounting Firm shall only consider
                           those items and amounts set forth on the Adjustment Amount Statement as to which the Seller and the Buyer have disagreed and in giving its determination, the Accounting Firm shall state what adjustments (if any) are necessary to Closing Working Capital and the Adjustment Amount Statement in respect of the Disputed Items in order to comply with the requirements of this Agreement;

                                   (C) the Accounting Firm shall deliver to the
                           Seller and the Buyer as promptly as possible but in any event within ninety (90) days after its appointment a written report setting forth the resolution of the Disputed Items determined in accordance with the terms herein; the Accounting Firm shall act as an expert (and not as an arbitrator) in making any determination with respect to any Disputed Items, which shall be final and binding on the Seller and the Buyer; and

                                   (D) the fees and expenses of the Accounting
                           Firm shall be paid (i) by the Seller, if the difference between the Adjustment Amount calculated based upon any determinations of the Accounting Firm and the Seller's calculation of the Adjustment Amount is greater than the difference between the Adjustment Amount calculated based upon any determinations of the Accounting Firm and the Buyer's calculation of the Adjustment Amount, (ii) by the Buyer, if the difference between the

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                           Adjustment Amount calculated based upon any
                           determinations of the Accounting Firm and the Buyer's calculation of the Adjustment Amount is greater than the difference between the Adjustment Amount calculated based upon any determinations of the Accounting Firm and the Seller's calculation of the Adjustment Amount, and (iii) by the Seller and the Buyer equally if the difference between the Adjustment Amount calculated based upon any determinations of the Accounting Firm and Seller's calculation of the Adjustment Amount is equal to the difference between the Adjustment Amount calculated based upon any determinations of the Accounting Firm and Buyer's calculation of the Adjustment Amount.

                           (v) If the Seller and the Buyer reach (or pursuant to
Section 2.3(b)(iii) hereof are deemed to reach) agreement on the Adjustment Amount Statement, or the Adjustment Amount Statement is finally determined at any stage in the procedures set out in this Section 2.3(b), the Adjustment Amount Statement as so agreed or determined shall be final and binding on the Seller and the Buyer and shall be deemed to be the "FINAL ADJUSTMENT AMOUNT STATEMENT," for all purposes of and under this Agreement.

                           (vi) The Buyer shall permit the Seller and its
accountants and other advisors reasonable access during normal business hours, and on reasonable notice, to the premises and personnel of the Subject Business and to any relevant accounts, documents and records of the Transferred Assets and Assumed Liabilities within its possession which are reasonably necessary for the purposes of reviewing the Adjustment Amount Statement, and will permit them to make copies of such accounts, documents and records at their own cost and expense.

                           (vii) In the event that the Seller shall deliver a
Notice of Dispute pursuant to Section 2.3(b)(iii) hereof and the aggregate dollar amount of all Disputed Items set forth therein (calculated without setting off any single Disputed Item against any other Disputed Items) is less than twenty percent (20%) of the aggregate dollar amount of the Adjustment Amount set forth in the Adjustment Amount Statement delivered by the Buyer pursuant to Section 2.3(b)(ii) hereof, then for purposes of this Section 2.3(b)(vii) hereof, (A) the Adjustment Amount shall be recalculated by excluding all Disputed Items, and (B):

                                   (1) if the Adjustment Amount (as so
                           recalculated) is greater than zero, the Buyer shall pay to the Seller an amount equal to the Adjustment Amount (as so recalculated); or

                                   (2) if the Adjustment Amount (as so
                           recalculated) is less than zero, the Seller shall pay to the Buyer an amount equal to the absolute value of the Adjustment Amount (as so recalculated);

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in either case such amount (i) to also include interest compounded annually, using a 365-day year from the Closing Date through the date prior to the date of payment at the prime lending rate of Citibank, N.A. as in effect on the Closing Date, and (ii) to be payable by wire transfer in immediately available funds to an account or accounts designated in writing by the recipient of the Adjustment Amount.

                           (viii) Within two (2) business days after the
determination of the Final Adjustment Amount Statement, the Adjustment Amount (after taking into account, and setting off against, any and all amounts previously paid pursuant to Section 2.3(b)(vii) hereof) shall be paid as follows:

                                   (1) if the Adjustment Amount is greater than
                           zero, the Buyer shall pay to the Seller an amount equal to the Adjustment Amount; or

                                   (2) if the Adjustment Amount is less than
                           zero, the Seller shall pay to the Buyer an amount equal to the absolute value of the Adjustment Amount;

in either case such amount (i) to also include interest compounded annually, using a 365-day year from the Closing Date through the date prior to the date of payment at the prime lending rate of Citibank, N.A. as in effect on the Closing Date, and (ii) to be payable by wire transfer in immediately available funds to an account or accounts designated in writing by the recipient of the Adjustment Amount.

                  (c) Tax Allocation of Consideration.

                           (i) Within one hundred and twenty (120) days after
the Closing, the Buyer shall prepare a proposed allocation of the Consideration among all of the Transferred Assets. Thereafter, the Seller and the Buyer shall work together in good faith to agree upon such allocation as soon as reasonably practicable. In the event that the Seller and the Buyer shall agree upon an allocation of the Consideration among the Transferred Assets pursuant to this
Section 2.3(c), such allocation shall be deemed to be the "TAX ALLOCATION" for all purposes of and under this Agreement. The Seller and the Buyer hereby agree that, for purposes of allocating the appropriate portion of the Consideration to each of the Transferred Tangible Assets (other than inventory and work-in-process), the value of each such Transferred Tangible Asset shall be equal to its net book value, as reflected in the books and records of the Seller.

                           (ii) To the extent the parties agree to the Tax
Allocation, each of the Buyer and the Seller shall (i) report the Transactions for all Tax purposes as a sale of assets in a manner consistent with the Tax Allocation, (ii) not file any Tax Return or otherwise take a position with any Tax authority that is inconsistent with the Tax Allocation, (iii) not take any position before any Governmental Authority or in any judicial proceeding that is inconsistent with the Tax Allocation. Each of the Buyer and the Seller shall timely file a Form 8594 with the Internal Revenue Service in accordance with the requirements of Section 1060 of the Code. If there is a purchase price adjustment

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pursuant to Section 2.3(b) hereof, the Tax Allocation shall be revised in accordance with Section 1060 of the Code (and the treasury regulations promulgated thereunder), to reflect such purchase price adjustment. In the event that any Governmental Authority shall make or propose to either the Buyer or the Seller an allocation of the Consideration that differs from the Tax Allocation, each of the Buyer and the Seller shall reasonably cooperate in good faith with the other(s) to contest the determination of such Governmental Authority with respect to the allocation of the Consideration.

         2.4 The Closing.

                  (a) Closing. The consummation of the Transactions shall take place at a closing (the "CLOSING") to be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, located at 650 Page Mill Road, Palo Alto, California 94304, effective as of 12:01 a.m., local time, on the date that is two (2) business days following the satisfaction or valid written waiver of all the conditions set forth in Article 9 hereof (other than conditions which by their terms are to be satisfied at the Closing), or at such other location, time and date as the parties hereto shall mutually determine (the actual date on which the Closing shall occur pursuant hereto being referred to herein as the "CLOSING DATE").

                  (b) Closing Deliveries of the Seller. At the Closing, the Seller shall deliver or cause to be delivered to Buyer ownership, possession and control of all of the Transferred Assets, free and clear of all Encumbrances other than Permitted Encumbrances, including by executing and delivering those documents identified in Section 9.2 hereof and all such other instruments, certificates and other documents that are reasonably necessary to effect the valid transfer from the Seller to Buyer of, and vest in Buyer valid title or rights in and to, the Transferred Assets or to complete the Transactions (collectively, the "SELLER TRANSFER DOCUMENTS").

                  (c) Closing Deliveries of the Buyer. At the Closing, the Buyer shall deliver to the Seller (i) an amount in cash equal to the Initial Purchase Price, payable by wire transfer in immediately available funds to an account or accounts designated in writing by the Seller, (ii) all such instruments, certificates and other documents of assumption, in form and substance reasonably acceptable to the Seller, dated as of the Closing Date and validly executed or acknowledged (as applicable) for and on behalf of Buyer and in its name by a duly authorized officer thereof, that are reasonably necessary to effect the valid assumption by the Buyer of the Assumed Liabilities, in each case effective as of the Closing and (iii) such other agreements or documents reasonably necessary to complete the Transactions (collectively, the "BUYER ASSUMPTION DOCUMENTS").

                  (d) Title to Transferred Assets. Title to all Transferred Assets shall pass from the Seller to the Buyer at the Closing, subject to the terms and conditions of this Agreement. The Buyer assumes no risk of loss to the Transferred Assets prior to the Closing.

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         2.5 Third Party Consents; Non-Transferable Assets.

                  (a) The Seller and the Buyer shall use their respective commercially reasonable efforts to obtain all Third Party Consents, in a form and substance reasonably acceptable to the Buyer and the Seller, that are reasonably necessary to effect the valid transfer from the Seller to the Buyer of, and vest in the Buyer valid title or rights in and to, the Transferred Assets, in each case effective as of the Closing; provided, however, that solely for purposes of this Section 2.5(a), the exercise of commercially reasonable efforts by the Buyer or the Seller shall not consist of making payments to third Persons to obtain any such Third Party Consents, commencing any litigation or offering or granting any accommodation (financial or otherwise) to any third Persons, in each case in order to obtain any such Third Party Consents.

                  (b) Notwithstanding anything in this Agreement or in any Ancillary Agreement to the contrary, nothing in this Agreement or in any Ancillary Agreement shall be construed as, or constitute, an attempt, agreement or other undertaking to transfer or assign to the Buyer any Non-Transferable Assets.

                  (c) From and after the Closing and until such time as any Non-Transferable Asset shall be properly and lawfully transferred or assigned to the Buyer pursuant to Section 2.5(d) hereof (i) the Non-Transferable Assets shall be held by the Seller in trust exclusively for the benefit of Buyer and
(ii) the Seller and the Buyer shall cooperate in any good faith, reasonable arrangement designed to provide or cause to be provided for the Buyer the material benefits intended to be transferred or assigned to the Buyer under the applicable Non-Transferable Asset and, in furtherance thereof, to the extent permitted under the terms of each such Non-Transferable Asset and under applicable Law (A) the Buyer shall use commercially reasonable efforts to perform and discharge all of the Liabilities of the Seller under the terms of such Non-Transferable Assets in effect as of the Closing and (B) the Seller shall use commercially reasonable efforts to provide or cause to be provided to the Buyer, at the request of and under the direction of the Buyer, all of the benefits of the Seller under the terms of the Non-Transferable Asset in effect as of the Closing, including the enforcement of any rights under the Non-Transferable Assets (including the right to terminate in accordance with the terms thereof upon the advice of the Buyer) and promptly paying to the Buyer any monies received by the Seller after the Closing under any Non-Transferable Assets attributable to the performance of the Buyer thereunder. Nothing in this
Section 2.5(c) shall in any way diminish the Seller's obligations hereunder to obtain all consents and approvals and to take all such other actions prior to or at Closing as are necessary to enable Seller to convey or assign valid title to all of the Transferred Assets to the Buyer. The Seller and the Buyer hereby acknowledge and agree that the relationship, if any, among the parties established by the terms of this Section 2.5(c) is that of independent contractors, and nothing in this Section 2.5(c) shall be construed to create a relationship of agency or partnership between the parties hereto or to create any obligation to, or provide any benefit for, any other Person.

                  (d) For the period commencing on the Closing Date and ending on the first (1st) anniversary of the Closing Date, the Seller and the Buyer shall use their

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respective commercially reasonable efforts to obtain all such Third Party
Consents, in a form and substance reasonably acceptable to the Buyer and the Seller, that are reasonably necessary to effect the valid transfer from the Seller to the Buyer of, and vest in the Buyer valid title or rights in and to, the Non-Transferable Assets; provided, however, that solely for purposes of this
Section 2.5(d), the exercise of commercially reasonable efforts by the Buyer and the Seller shall not consist of making payments to third Persons to obtain such Third Party Consents, commencing any litigation or offering or granting any accommodation (financial or otherwise) to any third Persons, in each case in order to obtain any such Third Party Consents. Upon the receipt of any such Third Party Consents under any Non-Transferable Asset after the Closing Date and prior to the first (1st) anniversary of the Closing Date, such Non-Transferable Asset shall be transferred and assigned to the Buyer, and thereafter deemed to be a Transferred Asset for all purposes of and under this Agreement and any applicable Ancillary Agreements, effective as of the date of such consent, waiver, approval or authorization.

         2.6 Transfer Taxes. The Buyer and Seller shall equally share the payment of, and shall pay when due, any and all documentary, stamp, sales, use, excise, value-added, gross receipts or similar transfer taxes ("TRANSFER TAXES") that are or may be payable in connection with the sale or purchase of the Transferred Assets. Each party shall prepare and timely file all Tax Returns relating to Transfer Taxes that such party is required to file under applicable law (subject to the other party's review and consent, which shall not be unreasonably withheld) and shall timely pay all Transfer Taxes required to be paid by such party under applicable law. Each party shall indemnify the other for fifty percent (50%) of all such Transfer Taxes paid by the other in accordance with Section 10.2 and Section 10.3 hereof. The Buyer shall provide to the Seller a valid California resale certificate for the inventory items purchased by the Buyer. The parties shall cooperate with one another to the extent reasonably requested and legally permitted to minimize any Transfer Taxes.

         2.7 Proration of Certain Liabilities. Any and all Liabilities for property Taxes payable in respect of Transferred Tangible Property shall be prorated as of the Closing between the Seller, on the one hand, and the Buyer, on the other hand. The net proration payment for the items of Liability set forth in this Section 2.7 hereof that are determinable as of the Closing shall be made within sixty (60) calendar days of the Closing. Any net proration payment for the items of Liability set forth in this Section 2.7 hereof that are not determinable as of the Closing shall be paid by the Buyer to the Seller or by the Seller to the Buyer, as the case may be, within thirty (30) calendar days after the party or parties directly incurring such Liability shall notify the other party hereto in writing that such item of Liability has become determinable.

         2.8 Further Assurances.

                  (a) Of the Seller. At any time and from time to time after the Closing, at the Buyer's reasonable request and without further consideration therefor, the Seller shall execute and deliver to the Buyer such other documents or instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions, as may reasonably be requested in order more

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effectively to transfer, convey and assign to the Buyer, or confirm the title or rights of the Buyer in or to, all of the Transferred Assets, to put the Buyer in actual possession and control of the Transferred Assets to the full extent permitted by applicable Law, and otherwise to cause the Seller to fulfill its obligations under the Transaction Agreements to which it is a party.

                  (b) Of the Buyer. At any time and from time to time after the Closing, at the Seller's reasonable request and without further consideration therefor, the Buyer shall execute and deliver to the Seller such other documents or instruments of assumption, provide such materials and information and take such other actions, as may reasonably be requested in order more effectively to assume from the Seller, or confirm the obligations of the Buyer under, all of the Assumed Liabilities, and otherwise to cause the Buyer to fulfill its obligations under the Transaction Agreements to which it is a party.

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         Subject to the exceptions and other information set forth in disclosure schedules delivered by the Seller to the Buyer as of the date hereof (the "SELLER DISCLOSURE SCHEDULE"), the Seller hereby represents and warrants to the Buyer as follows:

         3.1 Organization; Good Standing; Corporate Power. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Seller is licensed or qualified to transact business as a foreign corporation, and is in good standing, under the laws of all states in the United States where the Subject Business would require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect. The Seller has all requisite corporate power and authority to own, hold and use the Transferred Assets, and to sell, license or otherwise distribute any of the Products to, or provide services to, customers or potential customers or any class of customers, in the manner currently being conducted by it.

         3.2 Authority. The Seller has all requisite power and authority to enter into the Transaction Agreements to which it is a party, to perform its obligations under the Transaction Agreements, and to consummate the Transactions. The execution and delivery by the Seller of the Transaction Agreements to which it is a party, the performance by the Seller of its obligations under the Transaction Agreements, and the consummation by the Seller of the Transactions, have been duly authorized by all necessary corporate action on the part of the Seller, and except for shareholder approval which the Seller shall seek pursuant to Section 5.2 hereof, no further action is required on the part of the Seller to authorize the execution and delivery by the Seller of the Transaction Agreements to which it is a party, the performance by the Seller of its obligations under the Transaction Agreements, or the consummation by the Seller of the Transactions. This Agreement has been (and as of the Closing each of the Ancillary

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Agreements to which the Seller is a party will be) duly executed and delivered by the Seller, and this Agreement constitutes (and upon the execution and delivery thereof by the Seller as of the Closing, each of the Ancillary Agreements to which the Seller is a party will constitute) the valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms.

         3.3 Conflicts. Assuming that the authorizations, approvals and consents referred to in Section 3.4 hereof are duly obtained, the execution and delivery by the Seller of the Transaction Agreements to which it is a party, the performance by the Seller of its obligations under the Transaction Agreements, and the consummation by the Seller of the Transactions, will not directly or indirectly (with or without notice or lapse of time) conflict with or result in any violation of, or result in the imposition of any lien upon or create a security interest under, or default under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "CONFLICT") (i) any provision of the Articles of Incorporation or Bylaws of the Seller, (ii) any of the Transferred Assets, (iii) any judgment, order, award, decree applicable to the Seller or (iv) to the Knowledge of the Seller, any Law that is applicable to the Seller or any of its properties or assets (tangible and intangible), including the Transferred Assets, except in the case of this clause (iv) for any such Conflicts that would not reasonably be expected to have a material adverse effect on the ability of the Seller to perform its obligations under the Transaction Agreements to which it is a party and to consummate the Transactions.

         3.4 Required Consents. Except for (a) filings with the SEC of the Proxy Statement, (b) the approval of the Seller's shareholders and (c) filings, permits, authorizations, consents and approvals as may be required under the rules and regulations of NASDAQ, no material consent, waiver, license, approval, authorization or order of, or material registration, declaration or filing with any Person (including a party to any agreement with the Seller) is required by or with respect to the Seller in connection with or as a result of the execution and delivery by the Seller of the Transaction Agreements to which the Seller is a party, the performance by the Seller of its obligations under the Transaction Agreements, or the consummation by the Seller of the Transactions.

         3.5 Transferred Tangible Property. The Seller has good and valid title to all of the Transferred Tangible Property, in each case free and clear of any and all Encumbrances other than Permitted Encumbrances, and each item of Transferred Tangible Property is in good operating condition, regularly and properly maintained, subject to normal wear and tear.

         3.6 Inventory. All of the inventories of the Seller included among the Transferred Tangible Property were purchased, acquired or produced in the ordinary and regular course of business and in a manner consistent with the Seller's regular inventory practices and are set forth on the Reference Working Capital Statement in accordance with the practices and principles of the Seller consistent with the method of treating such items in prior periods. None of the inventory that is included among the Transferred Tangible Property has been consigned from any third party or is on consignment from any third party.

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         3.7 Transferred Contracts; Government Contracts.

                  (a) The Seller has made available to the Buyer a true and correct copy of each of the Transferred Contracts (including all currently effective modifications, amendments and supplements thereto), each of which contains all of the material terms thereof. Each of the Transferred Contracts is in full force and effect, is valid and effective against the Seller and the other party or parties thereto in accordance with its terms, and to the Knowledge of the Seller, there is no existing material default or event of material default (or event that with notice or lapse of time, or both, would constitute a default) thereunder by the Seller or any other party or parties thereto. The Seller is in compliance with and has neither breached, violated or defaulted under, nor received notice that the Seller has breached, violated or defaulted under, any of the terms or conditions of each of the Transferred Contracts, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  (b) Section 3.7(b) of the Seller Disclosure Schedule contains a complete and accurate list of any Transferred Contract that is a, or that contains provisions that include any of the following:

                           (i) Contract relating to the borrowing of money or
under which it has imposed a security interest on any of the Transferred Assets;

                           (ii) guarantee of any obligation;

                           (iii) letter of credit, bond or other indemnity,
except endorsements of instruments for collection in the ordinary course of operation of the Subject Business;

                           (iv) Contract requiring the payment by the Seller of
more than $50,000 in any twelve (12) month period for the purchase or lease of any machinery, equipment or other capital assets;

                           (v) collective bargaining agreement, employment,
international sales agent, representative, distributor or consulting Contract;

                           (vi) Contract providing for severance payments or
other additional similar rights or benefits (whether or not optional) in the event of the sale of the Subject Business;

                           (vii) joint venture or partnership Contract;

                           (viii) Contract requiring the payment by the Seller
to any Person of more than $50,000 in the aggregate in any twelve (12) month period for the purchase of goods or services;

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                           (ix) Contract between the Seller and any Affiliate of
the Seller (which shall be separately identified as such in Section 3.7(b) of the Seller Disclosure Schedule);

                           (x) lease of personal property under which the Seller
is the lessor, except equipment leases entered into the ordinary course of business;

                           (xi) Contract under which the Seller has agreed to
indemnify any party; or

                           (xii) Contract concerning non-competition.

                  (c) With respect to each Government Contract that is a Transferred Contract or any Bid (i) to the Knowledge of the Seller, the Seller has complied with all material terms and conditions and all requirements of Law applicable thereto, (ii) no written notice has been received alleging that the Seller is in breach or violation of any requirement of Law applicable thereto,
(iii) no written notice of termination, cure notice or show-cause notice has been received by the Seller with respect thereto, or (iv) to the Knowledge of the Seller, no notice of breach, violation or termination, cure notice or show-cause notice has been threatened with respect thereto.

                  (d) The Seller is not with respect to the Subject Business (and for the last three (3) years has not been) (i) to the Knowledge of the Seller, under administrative, civil or criminal investigation, indictment or information by the United States Government with respect to any alleged irregularity, misstatement or omission regarding a Government Contract that is a Transferred Contract or any Bid, or (ii) suspended or debarred from doing business with the United States Government or declared nonresponsible or ineligible for government contracting. Within the past three (3) years, the Seller has not made a voluntary disclosure under the United States Department of Defense voluntary disclosure program or under any voluntary disclosure program of another Governmental Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract that is a Transferred Contract or any Bid.

                  (e) To the Knowledge of the Seller, there are no circumstances that would warrant the United States Department of Defense or any other Governmental Authority suspension or disbarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Subject Business or any other damage or penalty assessment or recoupment of payment. To the Knowledge of the Seller, neither the United States Government nor any prime contractor, subcontractor or vendor is asserting in writing any claim or initiating any dispute proceeding against the Seller relating to any Government Contract that is a Transferred Contract or any Bid, nor is the Seller asserting any claim or initiating any dispute proceeding directly or indirectly against any such party concerning any such Government Contract or Bid.

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                  (f) To the Knowledge of the Seller, there is no proposed or overtly threatened termination of any facility or personnel security clearances applicable to the Subject Business.

         3.8 Transferred IPR and Transferred Technology. The Seller owns, and has the right to transfer to the Buyer under this Agreement, free and clear of Third Party Consents and all Encumbrances other than Permitted Encumbrances, the Transferred IPR and the Transferred Technology. To the Knowledge of the Seller,
(a) the Seller's current conduct of the Subject Business does not infringe on the Intellectual Property Rights of any third Person and (b) the Seller has not received any written notice from a third Person alleging that the Seller has or may have in the past, or is or may be currently, infringing upon the Intellectual Property Rights of any third Person. To the Knowledge of the Seller, no third party is infringing or misappropriating any of the Transferred IPR.

         3.9 Transferred Accounts Receivable. The Transferred Accounts Receivable arose from bona fide transactions in the ordinary course of business, consistent with past practices, and represent valid and enforceable claims against debtors for sales and other charges. No material amount of the Transferred Accounts Receivable is contingent upon the performance by the Seller of any obligation or contract other than normal warranty repair and replacement.

         3.10 Transferred Employees.

                  (a) Except for any persons who resign from the Seller's employment following the date hereof and prior to the Closing or whose employment with the Seller is terminated following the date hereof and prior to the Closing, the Transferred Employees are all of the employees of the Seller who currently work primarily for the Subject Business.

                  (b) With respect to the Transferred Employees, the Seller is not a party to, or bound by, any collective bargaining agreement, shop floor agreement contract or other agreement or understanding with a labor union or labor organization. No proceeding regarding any unfair labor practice is pending before the National Labor Relations Board or similar domestic or foreign governmental agency. No application or petition requiring the Seller with respect to the Subject Business to bargain with any labor organization as to wages or conditions of employment involving the Subject Business has been commenced nor is any such application or petition, to the Knowledge of the Seller, threatened. To the Knowledge of the Seller, there are no campaigns being conducted to solicit cards from the Transferred Employees to authorize representation by any labor organization.

                  (c) Section 3.10(c) of the Seller Disclosure Schedule contains a complete and accurate list of the accrued severance of each Transferred Employee as of July 31, 2004 under the Seller Severance Policy.

                  (d) The Seller's 401(k) plan is intended to meet the requirements of Section 401(a) of the Code and has been subject to a determination letter from the

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Internal Revenue Service to the effect that such plan is qualified and the related trust is exempt from Federal income taxes under Section 401(a) and
Section 501(a), respectively, of the Code.

         3.11 Litigation. There is no Proceeding pending or, to the Knowledge of the Seller, threatened relating to the Transferred Assets, the Products or the Subject Business. There is no investigation or other proceeding pending or, to the Knowledge of the Seller, threatened relating to the Transferred Assets, the Products or the Subject Business by or before any Governmental Authority. There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against the Seller relating to the Transferred Assets, the Products or the Subject Business under any applicable Law. Since January 1, 2001, the Seller has not been a party to any litigation and has had no litigation pending against a third party, in each case involving or affecting the Subject Business.

         3.12 Taxes.

                  (a) To the extent that failure to do so would adversely impact the Transferred Assets or the Buyer's ownership of the Transferred Assets, the Seller (i) has paid all Taxes it is required to pay to the appropriate Governmental Authority and (ii) has filed all material Tax Returns it is required to file. With respect to the Subject Business, all Taxes that the Seller is required to withhold or collect have been withheld or collected.

                  (b) There is no action, suit, proceeding, audit, investigation or claim pending or, to the Knowledge of the Seller, threatened in respect of any Taxes relating to the Subject Business for which the Seller is or may become liable, nor has any deficiency or claim for any such Taxes been proposed, asserted or, to the Knowledge of the Seller, threatened. Seller does not know of any basis for the assertion of any claim for any liabilities for unpaid Taxes for which Buyer would become liable as a result of the Transactions contemplated by this Agreement or that would result in any Lien on any of the Transferred Assets.

                  (c) There are no Liens with respect to any Taxes upon any of the Transferred Assets, other than Permitted Encumbrances.

                  (d) None of the Transferred Assets is "tax exempt use property" within the meaning of Section 168(h) of the Code.

         3.13 Environmental Matters. The Seller (a) is, to the Knowledge of the Seller, in compliance with all Environmental Laws that are applicable to the Subject Business, (b) has not, with respect to the Seller's operation of the Subject Business, received any written notice of any alleged claim, violation of, or liability under, any Environmental Law that has not heretofore been cured or for which there is any remaining liability and (c) has not transferred Hazardous Materials generated by the Subject Business to any facility listed or proposed for listing under CERCLA or any state equivalent, except in the case of the foregoing clauses (a) - (c) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the real property currently owned or leased by the Seller for the operation of the Subject Business is listed

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or proposed for listing on the National Priorities List or CERCLIS (or any state equivalent), and there are no claims pending, or to the Knowledge of the Seller, threatened against the Seller for any (i) personal injury as a result of employee exposure to Hazardous Materials or (ii) property damage as a result of Hazardous Materials present on any real property currently owned or leased by the Subject Business.

         3.14 Sufficiency of Assets. The Transferred Assets constitute, as of the date hereof, all of the assets, rights and properties that the Seller currently uses or holds for use in connection with the operation of the Subject Business as currently conducted.

         3.15 Confidential Offering Memorandum. The Confidential Offering Memorandum provided by the Financial Advisor (on behalf of the Seller) to the Buyer in connection with the Buyer's consideration of the Transactions does not, as of the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading,

         3.16 Reference Working Capital Statement. The Reference Working Capital Statement presents the total current assets of the Subject Business as of March 31, 2004 (other than (i) cash and cash equivalents, and (ii) any Tax related items), less the total current liabilities of the Subject Business as of March 31, 2004 (other than any Tax related items, except payroll taxes), in each case derived from the books and records of the Seller and determined in accordance with the accounting methods, policies, practices and procedures set forth in
Section 3.16 of the Seller Disclosure Schedule.

         3.17 Subsequent Events. Since March 31, 2004 until the date hereof, (a) the Seller has conducted its operations related to the Subject Business in the ordinary course of business, has used commercially reasonable efforts to maintain the Subject Business, the Transferred Assets, its relations with employees, customers, suppliers, licenses and operations related to the Subject Business as an ongoing business in accordance with past practice and (b) there has not been any Material Averse Effect.

         3.18 Compliance with Applicable Laws; Permits.

                  (a) The Subject Business is being conducted in compliance with all applicable Laws, except as would not reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, to the Knowledge of the Seller, the Seller has not, within the past three (3) years, in connection with the Subject Business (including any Transferred Contract that is a Government Contract or any Bid), (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; or (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

                  (b) The Seller has duly obtained all material permits, concessions, grants, franchises, licenses, certifications and other governmental authorizations and

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approvals (including any licenses to export its Products) that are necessary for the conduct of the Subject Business as it is currently conducted. Each Transferred Permit is in full force and effect, and there are no proceedings pending or, to the Knowledge of the Seller, threatened that would result in the revocation, cancellation, suspension or modification of any Transferred Permit.

         3.19 Brokers and Intermediaries. Except for Jefferies Quarterdeck, a division of Jefferies & Company, Inc. (the "FINANCIAL ADVISOR"), the Seller has not employed any broker, finder, advisor or intermediary in connection with the Transactions who would be entitled to a broker's, finder's, adviser's, intermediary's or similar fee or commission in connection therewith or upon the consummation thereof from the Buyer.

         3.20 Product Warranties. There are no outstanding product warranty for the Products for a period greater than eighteen (18) months. Section 3.20 of the Seller Disclosure Schedule contains a complete and accurate list of all pending or, to the Knowledge of the Seller, threatened product liability claims with respect to the Subject Business or the Products. Section 3.20 of the Seller Disclosure Schedule contains a complete and accurate list of all product liability claims or recalls with respect to the Subject Business or the Products that have occurred since January 1, 2000. None of the products manufactured or sold by the Seller with respect to the Subject Business, including the Products, contains or incorporates asbestos, asbestos-containing materials or presumed asbestos-containing materials.

         3.21 Problems with Suppliers and Customers. Since January 1, 2004, (a) no supplier or customer to or of the Subject Business has canceled or otherwise terminated its relationship with the Seller with respect to the Subject Business, except cancellations or termination which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect,
(b) to the Knowledge of the Seller, no supplier or customer to or of the Subject Business has overtly threatened to cancel or otherwise terminate its relationship with the Seller with respect to the Subject Business or its usage of the services of the Seller with respect to the Subject Business, except cancellations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (c) to the Knowledge of the Seller, no supplier to the Subject Business has become unable to continue to supply the products or services supplied to the Subject Business by such supplier. The Seller does not have any direct or indirect ownership interest in any supplier or customer of the Subject Business.

         3.22 Transactions with Affiliates. Section 3.22 of the Seller Disclosure Schedule contains a complete and accurate list of all existing material contractual or business relationships between the Seller, with respect to the Subject Business, any other divisions of the Seller or any Affiliate of the Seller.

         3.23 Transactions with Related Persons; Outside Interests. No Related Party is, or has been since January 1, 2003, a party to any Contract or transaction with the Seller. No Related Party uses any of the Transferred Assets except directly in connection with the Subject Business, and no Related Party owns or has any interest in any of the Transferred Assets. No Related Party has any claim of any nature, including any

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inchoate claim, against any of the Transferred Assets or the Subject Business.
Except as expressly provided herein or in any other agreement or as otherwise may be mutually agreed after the Closing, (a) no Related Party will at any time after the Closing for any reason, directly or indirectly, be or become entitled to receive any payment or transfer of money or other property of any kind from the Buyer and (b) the Buyer will not at any time after the Closing for any reason, directly or indirectly, be or become subject to any obligation to any Related Party.

         3.24 Seller Information. The information relating to the Seller and its subsidiaries to be provided by the Seller for inclusion in the preliminary proxy statement, the Proxy Statement, or in any other document filed with any other Governmental Authority in connection herewith, at the respective times filed with the SEC or such other Governmental Authority and first published, sent or given to the shareholders of the Seller and, with respect to the Proxy Statement, at the date any amendment is mailed to the shareholders and at the time of the special shareholders meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make there statement therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Seller as to such portions thereof that relate only to the Buyer for inclusion or incorporation by reference therein). The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

         3.25 Board Recommendation. Subject to the right of the board of directors of the Seller under Section 5.8(b) hereof, the board of directors of the Seller, at a meeting duly called and held, has (a) unanimously adopted this Agreement (including all terms and conditions set forth herein) and approved the Transactions, (b) determined that the Transaction is advisable and that the terms of the Transaction are fair to, and in the best interests of, the Seller and its shareholders and (c) subject to the terms of Section 5.8 hereof, resolved to submit this Agreement to the Seller's shareholders and recommend that the Seller's shareholders approve this Agreement and the Transactions.

         3.26 Opinion of Financial Advisor. The Financial Advisor has delivered to the Seller's board of directors its opinion (in writing or to be confirmed in writing) to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, the consideration to be received by the Seller for the Transferred Assets pursuant to the Transaction is fair, from a financial point of view, to the Seller.

                                    ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer hereby represents and warrants to the Seller as follows:

         4.1 Organization; Good Standing; Corporate Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the

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State of Delaware. The Buyer has all requisite corporate power and authority to own, hold and use the Transferred Assets that are owned or held by the Seller, or in its name, as of the date hereof.

         4.2 Authority. The Buyer has all requisite power and authority to enter into the Transaction Agreements to which it is a party, to perform its obligations under the Transaction Agreements, and to consummate the Transactions. The execution and delivery by the Buyer of the Transaction Agreements to which it is a party, the performance by the Buyer of its obligations under the Transaction Agreements and the consummation by the Buyer of the Transactions, have been duly authorized by all necessary corporate action on the part of the Buyer, and no further action is required on the part of the Buyer or its stockholders to authorize the execution and delivery by the Buyer of the Transaction Agreements to which it is a party, the performance by the Buyer of its obligations under the Transaction Agreements or the consummation by the Buyer of the Transactions. This Agreement has been (and as of the Closing each of the Ancillary Agreements to which the Buyer is a party will be) duly executed and delivered by the Buyer, and this Agreement constitutes (and upon the execution and delivery thereof by the Buyer as of the Closing, each of the Ancillary Agreements to which the Buyer is a party will constitute) the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms.

         4.3 Conflicts. The execution and delivery by the Buyer of the Transaction Agreements to which it is a party, the performance by the Buyer of its obligations under the Transaction Agreements, and the consummation by the Buyer of the Transactions, will not Conflict with or result in any Conflict under (i) any provision of the certificate of incorporation or bylaws (or the equivalent organizational documents) of the Buyer, (ii) any material Contract to which the Buyer is a party or by which the Buyer or any of its properties or assets may be bound or (iii) any judgment, order, decree or, to the knowledge of the Buyer, any material Law that is applicable to the Buyer or any of its properties or assets (tangible and intangible), except in the case of this clause (iii) for any such Conflicts that would not reasonably be expected to have a material adverse effect on the ability of the Buyer to perform is obligations under the Transaction Agreements to which it is a party and to consummate the Transactions.

         4.4 Required Consents. No material consent, waiver, license, approval, authorization or other order of, or material registration, declaration or filing with, any Person (including a party to any agreement with the Buyer) is required by or with respect to the Buyer in connection with or as a result of the execution and delivery by the Buyer of the Transaction Agreements to which the Buyer is a party, the performance by the Buyer of its obligations under the Transaction Agreements or the consummation by the Buyer of the Transactions.

         4.5 Sufficiency of Funds. The Buyer has, or has access through one or more of its Affiliates, to sufficient funds to deliver the Purchase Price to the Seller in accordance with the terms and conditions of this Agreement.

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         4.6 Brokers and Intermediaries. Except for Needham & Company, the Buyer
has not employed any other broker, finder, advisor or intermediary in connection with the Transactions who would be entitled to a broker's, finder's, adviser's, intermediary's or similar fee or commission in the connection therewith or upon consummation thereof from the Seller.

         4.7 Buyer Information. The information relating to Buyer to be provided by Buyer to be contained in the preliminary proxy statement, the Proxy Statement, or in any other document filed with any other Governmental Authority in connection herewith, at the respective time filed with the SEC or such other Governmental Authority and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to shareholders of the Seller and at the time of the special meeting, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

                                    ARTICLE 5

                             COVENANTS & AGREEMENTS

         5.1 Interim Operations of the Subject Business.

                  (a) The Seller shall (i) carry on the Subject Business in the usual, regular and ordinary course and in substantially the same manner as currently conducted and in material compliance with all applicable Laws, pay all debts that would otherwise constitute Assumed Liabilities when due, subject to good faith disputes over such liabilities and (ii) use commercially reasonable efforts, consistent with past practices and policies, to (A) preserve intact the present business organization of the Subject Business, (B) keep available the services of the Transferred Employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and other persons with which it has significant business dealings relating to the Subject Business.

                  (b) Except as set forth in Section 5.1 of the Seller Disclosure Schedule or consented to in writing by Buyer, Seller shall not:

                           (i) divest, sell, transfer, mortgage, pledge or
otherwise dispose of, or encumber, or agree to divest, sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, any Transferred Assets other than
(A) Transferred Tangible Property in the ordinary course of business or (B) Permitted Encumbrances;

                           (ii) increase the compensation or employee benefits
of any officers or employees of the Seller who will become Transferred
Employees;

                           (iii) modify, amend or terminate any Transferred
Contract or enter into any new contracts or agreements with respect to the Subject Business involving payments in excess of $100,000 in the aggregate, other than in the ordinary course of

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business (provided, that the Seller shall be permitted to convert certain intra-company work orders into third-party contracts on reasonable terms subject to Buyer's consent);

                           (iv) make any change to the accounting methods,
principles or practices of the Subject Business, except as may be required by GAAP;

                           (v) enter into any settlement agreements involving
payments in excess of $50,000 in the aggregate or which would restrict the Subject Business with respect to any litigation or any claim (whether pending or threatened) relating to the Subject Business;

                           (vi) make any capital expenditure related to the
Subject Business in excess of $100,000 in the aggregate;

                           (vii) make any material change in the methods of
manufacture, management or operation of the Subject Business;

                           (viii) make any capital investment in, any loan to,
or any acquisition of the securities or assets of any other Person which would be included in the Transferred Assets;

                           (ix) to the extent related to the Subject Business or
Transferred Assets, incur or assume any long-term or short-term debt or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or

                           (x) authorize, or commit or agree to take any of the
foregoing actions.

         5.2 Proxy Statement and Approval of the Seller's Shareholders. As promptly as practicable, but no later than ten (10) business days after the execution and delivery of this Agreement, the Seller shall prepare and file with the SEC a preliminary proxy statement to be used in connection with the Seller's solicitation of proxies from its shareholders to approve and adopt this Agreement and the Transactions. The Buyer shall promptly provide to the Seller such information concerning its business and financial statements and affairs as may be required or appropriate for inclusion in the proxy statement, or in any amendments or supplements thereto, and the Buyer will cause its counsel and auditors to cooperate with the Seller's counsel and auditors in the preparation of the preliminary proxy statement. The preliminary proxy statement and the Proxy Statement will comply in all material respects with all applicable Laws and the Seller will, after consultation with the Buyer, promptly respond to any comments made by the SEC with respect to such preliminary proxy statement and, as soon as possible, cause a definitive proxy statement (the "PROXY STATEMENT") to be mailed to its shareholders. The Proxy Statement shall contain (A) the recommendation of the board of directors of the Seller that shareholders of the Seller vote in favor of the approval of this Agreement and the Transactions contemplated herein, and (B) the opinion of the Financial Advisor described in
Section 3.26 hereof (if the Financial Advisor authorizes such inclusion, which authorization the Seller will request). Whenever any event occurs which is

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required to be set forth in an amendment or supplement to the Proxy Statement, the Seller shall promptly consult with the Buyer of such occurrence and the Seller shall use its commercially reasonable efforts to obtain and furnish any information, promptly provide comments to the SEC or its staff, and file such amendment or supplement. The Seller shall duly call, give proper notice of, convene, and hold a special meeting of the shareholders as soon as reasonably practicable following the execution of this Agreement for the purpose of considering and taking action upon this Agreement and the Transactions. The Seller shall use its commercially reasonable efforts (including by retaining an outside proxy solicitation firm at its own cost and expense) to solicit from the shareholders of the Seller proxies in favor of the approval of this Agreement and the Transactions and shall take all other action necessary or advisable to secure the vote or consent of its shareholders required to effect the Transactions.

         5.3 Access. Except as prohibited by applicable Law or by the agreements of the Seller with third Persons, during the period commencing with the execution and delivery of this Agreement and ending on the Closing Date, the Seller shall afford to the Buyer and its representatives, subject to reasonable advance notice and at all reasonable times during normal business hours, reasonable access to the personnel, professional advisors, properties, contracts, Books and Records and other documents and data of the Seller relating to the Subject Business, the Transferred Assets or the Products, in each case only to the extent that such material relates to the Subject Business, Transferred Assets or the Products.

         5.4 Confidentiality. Whether or not the Transactions shall be consummated, any information obtained during the course of any investigation conducted pursuant to the provisions of Section 5.3 hereof or in connection with the negotiation and execution of the Transaction Agreements and/or the consummation of the Transactions (including the Transferred Books and Records), as well as the terms and provisions of the Transaction Agreements (including the Purchase Price and any other amounts payable pursuant to any Transaction Agreement), shall be governed by the terms and conditions of that certain Confidential Disclosure Agreement, dated March 19, 2004, by and between the Seller and the Buyer; provided, however, that if the Transactions shall be consummated, nothing set forth in the Confidential Disclosure Agreement or this
Section 5.4 shall restrict the Buyer's use of or disclosures regarding the Transferred Assets.

         5.5 Public Disclosure. Without limiting any other provision of this Agreement or any of the Ancillary Agreements, the Seller and the Buyer shall consult with each other before issuing, and shall provide the other with an opportunity to review, comment upon and concur with, and shall use commercially reasonable efforts to agree upon, any press release or other disclosure, statement or communication in respect of the Transaction Agreements and/or the Transactions, and, except as required by applicable Law (including applicable securities Laws) or any listing agreement with the New York Stock Exchange, The Nasdaq Stock Market, Inc. or other applicable national or regional securities exchange, neither the Seller nor the Buyer shall issue any press release, make any public disclosure or make any statement or communication to any third party (other than their respective agents and representatives) regarding the Transaction Agreements and/or the Transactions (including, if applicable, the termination of any Transaction

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Agreement and the reasons therefor) without the prior written consent of the other party hereto.

         5.6 Reasonable Efforts. On the terms and subject to the conditions set forth in this Agreement, the Seller and the Buyer shall use their respective commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, as promptly as possible, to obtain all necessary Third Party Consents and consents of Government Authorities, to effect or make all necessary registrations, qualifications and filings and to remove any injunctions or other impediments or delays, legal or otherwise, required to be obtained, made or removed in order to consummate and make effective the Transactions for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. All filing fees payable to Government Authorities shall be shared equally between the Seller and the Buyer, with the exception of any fees incurred in connection with the preliminary proxy statement or the Proxy Statement, all of which shall be paid by the Seller.

         5.7 Revised Seller Schedules. At any time and from time to time after the execution and delivery of this Agreement, the Seller may amend, modify, update or supplement the information set forth in the Schedules to this Agreement or in the Seller Disclosure Schedule, in whole or in part, by delivery to the Buyer of an amended and restated copy of one or more Schedules to this Agreement or the Seller Disclosure Schedule (each, a "REVISED SELLER SCHEDULE"), clearly marked to reflect all of the Seller's proposed amendments, modifications, updates and supplements thereto. In the event and to the extent that the Buyer shall fail to object in writing to a Revised Seller Schedule within five (5) business days following its receipt thereof, such Revised Seller Schedule shall be deemed (i) to replace and supersede in its entirety the corresponding Schedule to this Agreement or the Seller Disclosure Schedule, as applicable (and any and all corresponding Revised Seller Schedules previously delivered by the Seller to the Buyer pursuant to this Section 5.7) and (ii) to be the definitive corresponding Schedule to this Agreement or Seller Disclosure Schedule, as applicable, for all purposes of and under this Agreement, including for purposes of (A) determining the Transferred Assets to be purchase and sold pursuant to Article 2 hereof, (B) determining whether the conditions to the obligations of the Buyer set forth in Section 9.2(a) hereof have been satisfied and (C) establishing the indemnification obligations of the Seller pursuant to
Section 10.2 hereof. In the event that the Buyer shall object in writing to any amended, modified, updated or supplemented information set forth in a Revised Seller Schedule within five (5) business days following its receipt thereof, such amended, modified, updated or supplemented information (x) shall not be deemed to amend the corresponding Schedule to this Agreement for purposes of determining the Transferred Assets to be purchased and sold pursuant to Article 2 hereof, and (y) shall not be deemed to qualify the representations and warranties of the Seller set forth in this Agreement for purposes of determining whether the conditions to the obligations of the Buyer set forth in Section 9.2(a) hereof have been satisfied; provided, however, that notwithstanding the Buyer's objection in writing to any such amended, modified, updated or supplemented information set forth in a Revised Seller Schedule that purports to amend or modify the Seller Disclosure Schedule within such five (5) business day period, in the event that the Transactions shall

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be consummated, such amended, modified, updated or supplemented information shall be deemed to replace and supersede in its entirety the corresponding information set forth in the Seller Disclosure Schedule (and in any and all Revised Seller Schedules (to the extent that any such Revised Seller Schedule amended and superseded the Seller Disclosure Schedule) previously delivered by the Seller to the Buyer pursuant to this Section 5.7) for purposes of establishing the indemnification obligations of the Seller pursuant to Section
10.2 hereof.

         5.8 No Solicitation.

                  (a) The Seller shall immediately cease any discussions or negotiations with any Persons other than Buyer that may be ongoing with respect to the proposed Transactions and shall seek to have returned to the Seller any confidential information that has been provided in any such discussions or negotiations. From the date hereof, the Seller shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors, or employees or any Affiliate, investment banker, financial advisor, attorney, accountant, or other representative retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage discussions (including by way of furnishing information which has not been previously publicly disseminated), or take any other action intended to facilitate any inquiries or the making of any Proposal or (ii) participate in any discussions or negotiations regarding any Proposal.

                  (b) Except as specially permitted under the terms of this
Section 5.8(b), neither the board of directors of the Seller nor any committee thereof shall, in a manner adverse to the Buyer, privately or publicly, (i) withhold, withdraw, amend or modify its recommendation in favor of the approval of this Agreement and the Transactions, (ii) approve or recommend any Proposal or (iii) cause the Seller to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Proposal; provided, however, that notwithstanding the foregoing or anything in this Agreement to the contrary, nothing in this Agreement shall prevent the board of directors of the Seller or any committee thereof from withholding, withdrawing, amending or modifying its recommendation in favor of the approval of this Agreement and the Transactions at any time prior to the time at which the Seller's shareholders have duly approved this Agreement and the Transactions under California Law, if (i) the Seller receives an unsolicited Superior Proposal after the execution of this Agreement under circumstances that does not arise out of a breach of the terms of this Section 5.8, and such Superior Proposal has not been withdrawn, and (ii) the board of directors of the Seller determines in good faith, after considering applicable Law and after consultation with its outside counsel, that, in light of such Superior Proposal, the withholding, withdrawing, amending or modifying such recommendation is consistent with the fiduciary duties of the board of directors of the Seller to the Seller's shareholders under applicable Law. In addition, nothing in this Agreement shall prohibit the board of directors of the Seller from (i) taking and disclosing to the Seller's shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, (ii) complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (iii) making any disclosure that is required to comply with the board's fiduciary duty of candor (including, without limitation, a

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change of recommendation in favor of the approval of this Agreement and the
Transactions) to the Seller's shareholders under applicable Law.

                  (c) The Seller shall promptly advise the Buyer, both orally and in writing, of any (i) any Proposal, whether or not a Superior Proposal, and the material terms and conditions thereof, including the identity of the Persons making it, and (ii) any request for confidential information of the Company, whether in connection with a Proposal or otherwise.

         5.9 Appropriate Action. The Seller and the Buyer shall promptly notify each other in writing of any pending or, to the Knowledge of the Seller or the Buyer, as applicable, threatened action, proceeding or investigation by any Governmental Authority or any other Person (i) challenging or seeking damages in connection with the Transactions or (ii) seeking to restrain or prohibit the consummation of the Transactions or otherwise limit the right of the Buyer to own or operate all or any portion of the Subject Business. The Seller and the Buyer shall cooperate with each other and use commercially reasonable efforts in defending any such action, proceeding or investigation, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed.

         5.10 Mail and Payments.

                  (a) The Seller authorizes and empowers the Buyer on and after the Closing Date to receive and open all mail and other communications received by the Buyer relating to the Subject Business and to deal with the contents of such communications in good faith and in a proper manner. The Seller shall promptly deliver to the Buyer any mail or other communication received by the Seller after the Closing Date pertaining to the Subject Business.

                  (b) The Seller shall promptly pay or deliver to the Buyer any monies or checks relating to the Subject Business which have been mistakenly sent after the Closing Date by customers or others to the Seller and which should have been sent to the Buyer.

                  (c) The Seller agrees that the Buyer has the right and authority to endorse, without recourse, any check or other evidence of indebtedness received by the Buyer in respect of any note or account receivable transferred to the Buyer pursuant to this Agreement and the Seller shall furnish the Buyer such evidence of this authority as the Buyer may request.

                  (d) The Buyer shall promptly pay or deliver to the Seller any monies or checks which have been mistakenly sent after the Closing Date to the Buyer and which should have been sent to the Seller.

         5.11 Novation of Government Contracts. As soon as reasonably practicable following the Closing, the Buyer shall prepare (with the Seller's assistance), in accordance with Federal Acquisition Regulations Part 42, Section
42.12 and any applicable agency regulations or policies, a written request consistent with the

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requirements of the Federal Acquisition Regulations Part 42, as reasonably interpreted by the Responsible Contracting Officer (as such term is defined in Federal Acquisition Regulations Part 42, Section 42.1202(a)), which shall be submitted by the Seller to each Responsible Contracting Officer, for the United States Government to (i) recognize the Buyer as the Seller's successors in interest to all the Government Contracts that are Transferred Contracts, and
(ii) to enter into a novation agreement, in the form attached hereto as Exhibit E (the "NOVATION AGREEMENT"), pursuant to which, subject to the requirements of the Federal Acquisition Regulations Part 42, all of the Seller's rights, titles and interests in and to, and all of the Seller's obligations and liabilities under, each such Government Contract that are Transferred Contracts shall be validly conveyed, transferred and assigned and novated to the Buyer by all parties thereto. The Buyer shall provide to the Seller promptly any information regarding the Buyer required in connection with such request. The Seller and the Buyer shall each use commercially reasonable efforts to obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the Novation Agreement, including responding to any requests for information by the United States Government with regard to such Novation Agreement; provided, however, that neither the Seller nor the Buyer shall be required to commence any litigation or offer or grant any accommodation (financial or otherwise) to any third-party.

         5.12 Waste Removal. Prior to the Closing, the Seller shall, at its sole cost and expense, transport and dispose off-site (or cause to be transported and disposed off-site) any hazardous wastes that have been generated by the Subject Business prior to the Closing Date and accumulated or stored at the premises that is the subject of the Real Property License Agreement.

         5.13 Use of Name. The Buyer shall be permitted to sell Products and inventory that bear the Seller's name and/or marks, provided that such Products and inventory are unmodified and the Buyer's sale of such Products and inventory are not done in a manner that is derogatory to the Seller's name and/or marks. Nothing in this Section 5.13 shall prohibit the Buyer from referring to the Seller solely for purposes of indicating the prior ownership history of the Subject Business, such as the phrase "formerly part of Celeritek" or reasonable variations thereof.

         5.14 Transitional Services. As soon as practicable following the execution of this Agreement, the Seller and the Buyer shall negotiate in good faith a transition services agreement (the "TRANSITION SERVICES AGREEMENT") pursuant to which the Seller shall provide to the Buyer certain transition services (including financial, IT and facilities support) to be negotiated in good faith for a period of up to six (6) months following the Closing Date in exchange for certain fees and expenses to be negotiated in good faith, which fees and expenses shall reflect the following principles: (i) any components of the services provided under the Transition Services Agreement with respect to which a third party charges the Seller shall be provided to the Buyer on a pass-through basis at the rates charged by such third party, and (ii) any components of the services provided under the Transition Services Agreement with respect to which a third party does not charge the Seller shall be provided to the Buyer at rates that reflect the Seller's internalized cost to provide such services.

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         5.15 Voting Agreements. As soon as practicable following the execution of this Agreement (and in any event within one (1) business day thereafter), the Seller shall notify its transfer agent for shares of common stock of the Seller of the restrictions set forth in the Voting Agreements and instruct such transfer agent to implement control procedures to enforce such transfer restrictions in accordance with its customary practices.

                                    ARTICLE 6

                 NON-COMPETITION AND NON-SOLICITATION AGREEMENTS

         6.1 Seller Non-Competition Agreement.

                  (a) Subject to the Closing, and without limiting the Seller's ability to prosecute antitrust claims against third parties, beginning on the Closing Date and ending on the fourth (4th) anniversary of the Closing Date, the Seller shall not directly or indirectly (other than on behalf of the Buyer), without the prior written consent of the Buyer, engage in a Competitive Business Activity (as defined below) anywhere in the Restricted Territory (as defined below).

                  (b) For all purposes of and under this Agreement, the term "COMPETITIVE BUSINESS ACTIVITY" shall mean: (i) engaging in, managing or directing persons engaged in any business competitive with or directly related to the Subject Business or any Products; (ii) acquiring or having an ownership interest in any entity which derives revenues from any business in competition with the Subject Business (except for ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act, or
Section 12 of the Exchange Act); or (iii) participating in the operation, management or control of any firm, partnership, limited liability company, corporation, entity or business which derives revenues from any business in competition with the Subject Business. For avoidance of doubt, "Competitive Business Activity" shall (A) include the sale of connectorized and/or hermetic modules that are functionally equivalent to those Products in the defense portfolio including for example power amplifiers, low noise amplifiers and multifunctional modules, and (B) shall not include connectorless, non-hermetic modules that are not functionally equivalent to those Products in the defense portfolio, including, for example, Gallium-Arsenide chips on a carrier. For all purposes of and under this Agreement, the term "RESTRICTED TERRITORY" shall mean each and every country, province, state, city or other political subdivision of the world, including those in which the Seller is currently engaged in business or otherwise distributes, licenses or sells any Products (including the United States, the European Union, Israel, Japan and Korea).

                  (c) The parties hereto agree that the duration and area for which the covenant not to compete set forth in this Section 6.1 is to be effective is reasonable. In the event that any court determines that the time period or the area or both of them are unreasonable and such covenant is to that extent unenforceable, the parties hereto agree that the covenant shall remain in full force and effect for the greatest time period and in

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the greatest area that would not render it unenforceable. The parties hereto agree that damages are an inadequate remedy for any breach of this covenant and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this covenant. No waiver of any breach of the foregoing covenant shall be implied from the forbearance or failure of the Buyer to take action thereon.

         6.2 Non-Solicitation Agreements.

                  (a) In the event that this Agreement is terminated prior to the Closing, prior to the second (2nd) anniversary of such termination, the Buyer shall not hire, or directly or indirectly solicit, encourage or take any other action that is intended to induce or encourage any of the Transferred Employees or any other employees of the Seller with whom the Buyer has had contact in connection with the negotiation of this Agreement and the Transactions to terminate his or her employment relationship with the Seller; provided, however that this prohibition shall not apply to solicitations or employment resulting from general advertisements appearing in newspapers, periodicals, trade journals or other media not targeted toward Seller's employees.

                  (b) In the event that the Closing shall occur, prior to the second (2nd) anniversary of the Closing, the Seller shall not hire, or directly or indirectly solicit, encourage or take any other action that is intended to induce, influence or encourage any of the Transferred Employees who accept employment with the Buyer pursuant to the employment offers made pursuant to
Section 7.1 hereof to terminate his or her employment relationship with the Buyer; provided, however that this prohibition shall not apply to solicitations or employment resulting from general advertisements appearing in newspapers, periodicals, trade journals or other media not targeted toward Buyer's employees. Notwithstanding the foregoing or anything in this Agreement to the contrary, if the Buyer shall terminate the employment of any such Transferred Employee following the Closing, then Seller shall not be prohibited from hiring, or directly or indirectly soliciting, encouraging or taking any other action that is intended to induce, influence or encourage any of the Transferred Employees who accept employment with the Buyer pursuant to the employment offers made pursuant to Section 7.1 hereof.

                                    ARTICLE 7

                                EMPLOYEE MATTERS

         7.1 Employment Matters.

                  (a) Concurrently with the execution of this Agreement, the Buyer and the Key Employee marked with an asterisk on Schedule 1.1(p) hereto have entered into a employment agreement which will be effective as of, and contingent upon, the consummation of the Transactions. Prior to the Closing Date, the Buyer shall make offers of employment to all of the other Transferred Employees, such employment to be

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effective as of, and subject to, the Closing. Nothing in this Agreement shall limit the right of the Buyer to terminate the employment of any Transferred Employee following the Closing Date.

                  (b) On the Closing Date, in accordance with applicable Law, the Seller shall pay each Transferred Employee who accepts employment with the Buyer any and all wages that such Transferred Employee has earned or accrued, but which remains unpaid, through the Closing Date, including, at the request of any such Transferred Employee, any earned wages in respect of accrued vacation. The Buyer hereby acknowledges and agrees that the Closing Working Capital (i) shall not reflect any accrued payroll or accrued payroll taxes that are paid or withheld by the Seller pursuant to this Section 7.1(b) and (ii) shall not reflect any accrued vacation that is paid by the Seller pursuant to this Section 7.1(b).

                  (c) The Buyer shall assume and be responsible for the severance obligations of the Seller under the Seller's severance policy set forth in Schedule 7.1(c) hereto (the "SELLER SEVERANCE POLICY") as of the Closing with respect to the Key Employees. In the event that the Buyer fails to make offers of employment to any Transferred Employee (other than the Key Employees), the Buyer shall be responsible for any severance obligations of the Seller under the Seller Severance Policy with respect to the termination of such Transferred Employee. In the event that, after receiving an offer of employment from the Buyer pursuant to Section 7.1(a) hereof, any Transferred Employee (other than the Key Employees) shall refuse to accept the Buyer's offer for any reason, then (i) the Buyer shall assume and be responsible for the severance obligations of the Seller as of the Closing under the Seller Severance Policy with respect to the Seller's termination of such Transferred Employee's employment following the Closing, up to Fifty Thousand Dollars ($50,000) in the aggregate, and (ii) the Seller shall be responsible for any severance obligations of the Seller as of the Closing under the Seller Severance Policy with respect to the Seller's termination of such Transferred Employee's employment following the Closing, for any and all severance amounts in excess of the first Fifty Thousand Dollars ($50,000) in the aggregate.

                  (d) Subject to the terms of Section 7.1(e) hereof, as of the first (1st) day following the Closing Date, all Transferred Employees shall be permitted to participate in the plans, programs and arrangements of the Buyer or its Affiliates, subject to eligibility requirements, relating to compensation and employee benefits (each, a "BUYER BENEFIT PLAN"), except none of the Transferred Employees shall be entitled to participate or shall participate in
(i) the Teledyne Technologies Incorporated Pension Plan, as amended, or (ii) until otherwise determined by the Buyer, the severance policy applicable to Teledyne Technologies Incorporated's Electronic and Communications Segment's current employees.

                  (e) For purposes under the Buyer Benefit Plans, each Transferred Employee shall be credited with all years of service for which such Transferred Employee was credited before the Closing Date under any comparable Benefit Plans to the extent permitted under such Benefit Plans for purposes of eligibility and vesting only, except to the extent such credit would result in a duplication of benefits and except for

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participation in the Teledyne Technologies Incorporated Employee Stock Purchase
Plan (The Stock Advantage Plan).

                  (f) The Buyer shall make any filings and shall deliver any notices required in connection with the Transactions under the Worker Adjustment and Retraining Notification Act ("WARN ACT"), or any similar state law, so that Seller shall have no liability under the WARN Act or other similar law as a result of the Transactions with respect to Transferred Employees. The Buyer shall be solely responsible for and agrees to indemnify, hold harmless and, at the option of the Seller to defend, the Seller from and against any Liability under the WARN Act or similar state law in connection with any Transferred Employee who is found to have suffered an "employment loss" under the WARN Act.

                  (g) The Seller and the Buyer agree that the Buyer has purchased substantially all of the property in the Subject Business and in connection therewith the Buyer will employ individuals who immediately prior to the Closing were employed in such trade or business by the Seller. Accordingly, the Seller shall on or before December 15, 2004 provide the Buyer will all necessary and reasonably requested payroll records for the calendar year which includes the Closing Date, the Buyer will furnish a Form W-2 to each employee employed by the Buyer who had been employed by the Seller disclosing all wages and other compensation paid for such calendar year and Taxes withheld therefrom, and provided that the Seller has delivered to the Buyer all necessary and reasonably requested payroll records, the Seller will be relieved of the responsibility to do so.

         7.2 401(k) Rollovers. Following the Closing, the Seller shall use commercially reasonable efforts to permit the direct rollover (pursuant to the rollover provisions of Section 401(a)(31) of the Code) of cash account balances of the Transferred Employees who accept employment with the Buyer under the Seller's 401(k) plan to the Buyer's 401(k) plan in which any such Transferred Employees is eligible to participate, upon the request of any such Transferred Employee (including, if requested by any such Transferred Employee, the rollover of any notes evidencing an outstanding plan loan or loans). Provided that any such amendment shall not cause the Seller's 401(k) plan to fail to be qualified, and the related trust to fail to be exempt, from Federal income taxes under
Section 401(a) and Section 501(a), respectively, of the Code, the Seller agrees to amend its 401(k) plan to permit any loan of any Transferred Employee who accepts employment with the Buyer to be rolled over with such Transferred Employee's account balance to the Buyer's 401(k) plan in accordance with the Code and solely for the purpose of this Transaction if such Transferred Employee so elects.

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                                    ARTICLE 8

                                   TAX MATTERS

         8.1 Responsibility for Filing Tax Returns.

                  (a) Subject to Section 8.1(b) hereof, Seller will be responsible for the preparation and filing of all Tax Returns of Seller (including Tax Returns required to be filed after the Closing Date), to the extent such Tax Returns include or relate to Seller's operation of the Subject Business or Seller's use or ownership of the Transferred Assets on or prior to the Closing Date. Such Tax Returns, to the extent they relate to the operation of the Subject Business or the Transferred Assets, shall be true, complete and correct in all material respects. Seller will be responsible for and make all payments of Taxes shown to be due on such Tax Returns to the extent they relate to the operation of the Subject Business or the Transferred Assets.

                  (b) Buyer will be responsible for the preparation and filing of all Tax Returns that it is required to file with respect to Buyer's operation of the Subject Business or Buyer's ownership or use of the Transferred Assets attributable to taxable periods (or portions thereof) commencing after the Closing Date. Buyer's Tax Returns, to the extent they relate to the operation of the Subject Business or the Transferred Assets, shall be true, complete and correct in all material respects. Buyer will make all payments of Taxes shown to be due on such Tax Returns to the extent they relate to the operation of the Subject Business or the Transferred Assets.

         8.2 Straddle Period Taxes. In the case of any real or personal property taxes or any similar taxes attributable to the Transferred Assets that are reported on a Tax Return covering a period commencing before the Closing Date and ending thereafter (a "STRADDLE PERIOD TAX"), any such Straddle Period Tax shall be prorated between the Seller and the Buyer on a per diem basis. Notwithstanding anything else set forth in this Agreement, the party required by law to pay any such Straddle Period Tax shall provide the other party with a proof of payment, and within ten (10) days of receipt of such proof of payment, such other party shall reimburse the party that paid the Straddle Period Tax for its share of such Straddle Period Tax. The party required to file a Tax Return with respect to Straddle Period Taxes shall do so within the time period prescribed by law.

                                    ARTICLE 9

                            CONDITIONS TO THE CLOSING

         9.1 Conditions to Obligations of Each Party. The respective obligations of the Buyer and the Seller to consummate the Transactions shall be subject to the satisfaction or fulfillment, at or prior to the Closing, of each of the following conditions:

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                  (a) Shareholder Approval. This Agreement and the Transactions
shall have been approved and adopted by the requisite vote of the Seller's shareholders under California Law.

                  (b) Governmental Approvals. All waivers, consents, approvals, authorizations, qualifications or other orders issued by, or declarations or filing made with, and waiting periods imposed by, any Governmental Authority reasonably deemed necessary or appropriate by the Buyer and the Seller to consummate the Transactions shall have been timely obtained, made or expired.

                  (c) Illegality. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Transactions illegal or otherwise prohibiting the consummation of the Transactions.

                  (d) Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect, nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending.

         9.2 Additional Conditions to the Obligations of the Buyer. The obligation of the Buyer to effect the Transactions shall be subject to the satisfaction or fulfillment, at or prior to the Closing, of each of the following conditions, any or all of which may be waived in whole or in part exclusively by the Buyer (in the Buyer's sole discretion) pursuant to a written instrument:

                  (a) Representations and Warranties. The representations and warranties of the Seller set forth in Article 3 hereof (as modified by any Revised Seller Disclosure Schedule pursuant to Section 5.7 hereof) that are qualified by reference to materiality or a Material Adverse Effect (i) shall have been true and correct on and as of the date hereof and (ii) shall be true and correct on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date, except in the case of this clause (ii) for those representations or warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct only as of such particular date. The representations and warranties of the Seller set forth in Article 3 hereof (as modified by any Revised Seller Disclosure Schedule pursuant to Section 5.7 hereof) that are not qualified by reference to materiality or a Material Adverse Effect (i) shall have been true and correct on and as of the date hereof in all material respects and (ii) shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date, except in the case of this clause (ii) for those representations or warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct in all material respects only as of such particular date.

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                  (b) Covenants. The Seller shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Seller at or before the Closing.

                  (c) Certificate of the Seller. The Buyer shall have received a certificate, validly executed for and on behalf of the Seller and in its name by a duly authorized officer thereof, to the effect that, as of the Closing, the conditions to the obligation of the Buyer to consummate the Transaction set forth in Section 9.2(a) and Section 9.2(b) hereof have been satisfied or fulfilled (unless otherwise waived by the Buyer in accordance with the terms hereof).

                  (d) Ancillary Documents. The Seller shall have executed and delivered to the Buyer the Seller Transfer Documents, the Novation Agreement and the Transition Services Agreement.

                  (e) Consents. All approvals, consents, waivers and authorizations set forth in Schedule 9.2(e) hereto shall have been obtained and in full force and effect.

         9.3 Additional Conditions to Obligations of the Seller. The obligation of the Seller to effect the Transactions shall be subject to the satisfaction or fulfillment, at or prior to the Closing, of each of the following conditions, any or all of which may be waived in whole or in part exclusively by the Seller (in the Seller's sole discretion) pursuant to a written instrument:

                  (a) Representations and Warranties. The representations and warranties of the Buyer set forth in Article 4 hereof that are qualified by reference to materiality or a Material Adverse Effect (i) shall have been true and correct on and as of the date hereof and (ii) shall be true and correct on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date, except in the case of this clause (ii) for those representations or warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct only as of such particular date. The representations and warranties of the Buyer set forth in Article 4 hereof that are not qualified by reference to materiality or a Material Adverse Effect (i) shall have been true and correct on and as of the date hereof in all material respects and (ii) shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date, except in the case of this clause (ii) for those representations or warranties that address matters only as of a particular date, which representations and warranties shall have been true and correct in all material respects only as of such particular date.

                  (b) Covenants. The Buyer shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Buyer at or before the Closing.

                  (c) Certificate of the Buyer. The Seller shall have received a certificate, validly executed for and on behalf of the Buyer and in its name by a duly

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authorized officer thereof, to the effect that, as of the Closing, the conditions to the obligation of the Seller to consummate the Transaction set forth in Section 9.3(a) and Section 9.3(b) hereof have been satisfied or fulfilled (unless otherwise waived by the Seller in accordance with the terms hereof).

                  (d) Ancillary Documents. The Buyer shall have executed and delivered to the Buyer the Buyer Assumption Documents, the Novation Agreement and the Transition Services Agreement.

                                   ARTICLE 10

                            SURVIVAL; INDEMNIFICATION

         10.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Seller and the Buyer set forth in this Agreement, or in any certificate, instrument or other document delivered by the Seller or the Buyer in connection with the Transactions (and any right to indemnification for breach thereof), shall survive the Closing until twenty four
(24) months after the Closing Date and all rights to indemnification with respect thereto shall then terminate; provided, however, that the representations and warranties set forth in Section 3.2 (Authority), Section 3.5 (Transferred Tangible Property), Section 3.8 (Transferred IPR and Transferred Technology), Section 3.12 (Taxes) and Section 3.13 (Environmental Matters) hereof shall survive until the fourth (4th) anniversary of the Closing Date (the "SURVIVAL PERIOD"). The covenants of the Seller and the Buyer set forth in this Agreement shall survive the Closing until thirty (30) days after the expiration of the statute of limitations applicable thereto, or thirty (30) days after the date at which the relevant tax notice has become unappealable and binding under the relevant jurisdictions, whichever period is shorter.

         10.2 Indemnification by the Seller. From and after the Closing Date, subject to the provisions of Section 10.4 hereof, the Seller shall indemnify, defend (subject to the provisions of Section 10.6 hereof) and hold harmless the Buyer and its direct and indirect subsidiaries, their respective successors and assigns, and their respective officers, directors and employees (each, a "BUYER INDEMNIFIED PARTY" and collectively, the "BUYER INDEMNIFIED PARTIES") from and against any and all Damages imposed upon, suffered or incurred by any Buyer Indemnified Party resulting from, arising out of, relating to, or by reason of
(i) the inaccuracy of any representation or warranty made by the Seller in this Agreement (as modified by any Revised Seller Disclosure Schedule pursuant to
Section 5.7 hereof) or any certificate, instrument or other document delivered in connection herewith or therewith, (ii) the failure by the Seller to perform or comply in all material respects (or in all respects in the case of the obligations set forth in Section 5.4 (Confidentiality), Section 5.8 (No Solicitation), Section 6.1 (Seller Non-Competition Agreement) and Section 6.2(b) (Non-Solicitation Agreements) hereof) with any obligation, covenant or agreement of the Seller set forth in this Agreement or any certificate, instrument or other document delivered in connection herewith or therewith, (iii) any and all Excluded Liabilities and (iv) any Transfer Taxes and Straddle Period Taxes payable by the Seller pursuant to Section 2.6 and Article 8 hereof, respectively.

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         10.3 Indemnification by the Buyer. From and after the Closing Date, subject to the provisions of Section 10.4 hereof, the Buyer shall indemnify, defend (subject to the provisions of Section 10.6 hereof) and hold harmless the Seller and its direct and indirect subsidiaries, their respective successors and assigns, and their respective officers, directors and employees (each, a "SELLER INDEMNIFIED PARTY" and collectively, the "SELLER INDEMNIFIED PARTIES") from and against any and all Damages imposed upon, suffered or incurred by any Seller Indemnified Party resulting from, arising out of, relating to, or by reason of
(i) the inaccuracy of any representation or warranty made by the Buyer in this Agreement or any material schedule, certificate, instrument or other document delivered in connection herewith or therewith, (ii) the failure by the Buyer to perform or comply in all material respects (or in all respects in the case of the obligations set forth in Section 5.4 (Confidentiality) and Section 6.2(a) (Non-Solicitation Agreements) hereof) with any obligation, covenant or agreement of the Buyer set forth in this Agreement or any material schedule, certificate, instrument or other document delivered in connection herewith or therewith,
(iii) any and all Assumed Liabilities and (iv) any Transfer Taxes and Straddle Period Taxes payable by the Buyer pursuant to Section 2.6 and Article 8 hereof, respectively.

         10.4 Limitations on Indemnification.

                  (a) Indemnification Claim Threshold. The Buyer Indemnified Parties shall not be entitled to recover any amounts in respect of claims for indemnification pursuant to Section 10.2(i) hereof, and the Seller Indemnified Parties shall not be entitled to recover any amounts in respect of claims for indemnification pursuant to Section 10.3(i) hereof, unless and until the total amount of all claims for indemnification by the Buyer Indemnified Parties pursuant to Section 10.2(i) or by the Seller Indemnified Parties pursuant to
Section 10.3(i) hereof, as the case may be, shall exceed Four Hundred Thousand Dollars ($400,000) in the aggregate (the "INDEMNIFICATION THRESHOLD AMOUNT"), whereupon the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, shall only be entitled to recover the amount of any Damages in excess of the Indemnification Threshold Amount suffered or incurred in respect of such claims for indemnification; provided, however, that the Buyer Indemnified Parties shall be entitled to recover for, and the Indemnification Threshold Amount shall not apply as a threshold to, any and all claims or payments made with respect to (i) fraud or fraudulent misrepresentation with respect to representations and warranties made by the Seller, (ii) knowing, intentional or willful breaches of or inaccuracies in any representations and warranties made by the Seller, (iii) any breach of representations and warranties set froth in Section 3.2 (Authority) hereof, and (iv) any of the matters referenced in Sections 10.2(ii)-(iv) hereof, inclusive; and; and, provided further, that the Seller Indemnified Parties shall be entitled to recover for, and the Indemnification Threshold Amount shall not apply as a threshold to, any and all claims or payments made with respect to (i) fraud or fraudulent misrepresentation with respect to representations and warranties made by the Buyer, (ii) knowing, intentional or willful breaches of or inaccuracies in the representations and warranties made by the Buyer, (iii) any breach of representation and warranty set forth in Section 4.2 (Authority) hereof, and
(iv) any of the matters referenced in Sections 10.3(ii)-(iv) hereof, inclusive.

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                  (b) Indemnification Claim Limit. The Buyer Indemnified Parties
shall not be entitled to recover any amounts in respect of claims for indemnification pursuant to Section 10.2(i) hereof, and the Seller Indemnified Parties shall not be entitled to recover any amounts in respect of claims for indemnification pursuant to Section 10.3(i) hereof, in excess of Eight Million, Two Hundred and Fifty Thousand Dollars ($8,250,000) in the aggregate (the "INDEMNIFICATION CAP"); provided, however, that the Buyer Indemnified Parties shall be entitled to recover the full amount of, and the Indemnification Cap shall not apply as a limitation on, any and all claims or payments made with respect to (i) fraud or fraudulent misrepresentation with respect to representations and warranties made by the Seller, (ii) knowing, intentional or willful breaches of or inaccuracies in any representations and warranties made by the Seller, (iii) any breach of representation and warranty set forth in
Section 3.2 (Authority) or Section 3.12 (Taxes) hereof, and (iv) any of the matters referenced in Sections 10.2(ii)-(iv) hereof, inclusive; and, provided further, that the Seller Indemnified Parties shall be entitled to recover the full amount of, and the Indemnification Cap shall not apply as a limitation on, any and all claims or payments made with respect to (i) fraud or fraudulent misrepresentation with respect to representations and warranties made by the Buyer, (ii) knowing, intentional or willful breaches of or inaccuracies in the representations and warranties made by the Buyer and (iii) any breach of representation and warranty contained in Section 4.2 (Authority), and (iv) any of the matters referenced in Sections 10.3(ii)-(iv) hereof, inclusive.

                  (c) Indemnification Claim Expiration. The Buyer Indemnified Parties shall not be entitled to indemnification for Damages in respect of claims for indemnification pursuant to Section 10.2(i) hereof asserted by the Buyer Indemnified Parties after the expiration of the applicable Survival Period, and the Seller Indemnified Parties shall not be entitled to indemnification for Damages in respect of claims for indemnification pursuant to
Section 10.3(i) hereof asserted by the Seller Indemnified Parties after the expiration of the applicable Survival Period; provided, however, that if a Buyer Indemnified Party or a Seller Indemnified Party, as the case may be, delivers an Indemnification Claim Certificate, in good faith, to the other party or parties hereto pursuant to this Agreement prior to the expiration of the applicable Survival Period, any claims set forth in such Indemnification Claim Certificate shall survive until such time as such claims are fully and finally resolved notwithstanding the expiration of the applicable Survival Period; and, provided further, that the applicable Survival Period shall not apply as a limitation on, and the Buyer Indemnified Parties shall be entitled to recover the full amount of, any and all claims or payments made with respect to any of the following notwithstanding the expiration of the applicable Survival Period (i) fraud or fraudulent misrepresentation with respect to representations and warranties made by the Seller, (ii) knowing, intentional or willful breaches of or inaccuracies in any representations and warranties made by the Seller, and (iii) any of the matters referenced in Sections 10.2(ii)-(iv) hereof, inclusive; and, provided further, that the applicable Survival Period shall not apply as a limitation on, and the Seller Indemnified Parties shall be entitled to recover the full amount of, any and all claims or payments made with respect to any of the following notwithstanding the expiration of the applicable Survival Period (i) fraud or fraudulent misrepresentation with respect to representations and warranties made by the Buyer and (ii) knowing, intentional or willful breaches of or inaccuracies in the representations and

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warranties made by the Buyer, and (iii) any of the matters referenced in
Sections 10.3(ii)-(iv) hereof, inclusive.

                  (d) Special, Consequential, Incidental, Punitive and Exemplary Damages. Notwithstanding anything to the contrary set forth herein, neither the Buyer Indemnified Parties, on the one hand, nor the Seller Indemnified Parties, on the other hand, shall be entitled to indemnification from the Seller or the Buyer, respectively, pursuant to the indemnification provisions of this Article 10 or otherwise, for any special, consequential, incidental, punitive or exemplary damages that may be imposed upon, suffered or incurred by the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, except as such damages may be required to be paid to a Government Authority or to a third party which is not affiliated with a party to this Agreement.

                  (e) Third Party Recoveries. Notwithstanding anything to the contrary set forth herein, the amount of any Damages for which the Buyer Indemnified Parties and the Seller Indemnified Parties shall be entitled to indemnification pursuant to this Article 10 shall be reduced, on a dollar for dollar basis, by the amount of any insurance proceeds recovered in respect thereof or any other amount recovered (whether by payment or setoff) under any indemnity, contribution or other similar arrangement with a third Person in respect thereof. Prior to recovering any indemnification pursuant to this
Article 10, the Seller Indemnified Party or Buyer Indemnified Party, as the case may be, shall use commercially reasonable efforts to collect any and all available amounts under any available insurance policies or agreements of indemnity, contribution or other similar arrangements with third Persons; provided, however, that this provision shall not apply to Buyer Indemnified Parties with respect to Excluded Liabilities.

                  (f) Tax Benefits. Notwithstanding anything to the contrary set forth herein, the amount of any Damages for which the Buyer Indemnified Parties and the Seller Indemnified Parties shall be entitled to indemnification pursuant to this Article 10 shall be reduced, on a dollar for dollar basis, by the amount of any Tax benefits received by the Seller Indemnified Party or the Buyer Indemnified Party, as the case may be. For purposes of this provision, the amount of any Tax benefits shall be calculated using an effective tax rate equal to the sum of (i) the highest marginal income tax rate applicable to corporations under the Code, plus four percent (4%) (the "EFFECTIVE TAX RATE"). If any Tax benefit in respect of any Damages is allowable in future taxable periods (e.g., a capitalized tax benefit), rather than the period in which the Damages occurs, such Tax benefit shall be calculated using the Effective Tax Rate and discounting the Tax benefit to the date of the indemnity payment at the Federal midterm rate, as that term is defined in Section 1274(d)(1) of the Code, using annual compounding.

                  (g) Characterization of Indemnity Payments. Any indemnification payment shall be considered, to the extent permissible under Law, as adjustments to the Purchase Price for Tax purposes.

                  (h) Mitigation. While each party agrees that it shall, and it shall cause its Affiliates to, use its or their commercially reasonable efforts to mitigate any Damages to be indemnified.

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                  (i) No Limitation on Right to Contest. Nothing in this Section
10.4 shall be construed as a limitation on the indemnifying party's right to contest in good faith whether the indemnified party is entitled to indemnification pursuant to this Article 10 with respect to a particular claim.

         10.5 Exclusive Remedy. Whether or not the Transactions shall be consummated pursuant to the terms and conditions of this Agreement, except in the event of fraud or the willful or intentional breach of the provisions of this Agreement, the sole and exclusive remedy of the Buyer Indemnified Parties, on the one hand, and the Seller Indemnified Parties, on the other hand, with respect to any and all claims arising out of or relating to this Agreement, whether arising in contract, tort or otherwise, shall be the right of the Buyer Indemnified Parties and the Seller Indemnified Parties, as the case may be, to make claims of indemnification for Damages pursuant to the provisions of this
Article 10. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under applicable Law, any and all other rights, claims and causes of action it or any of its affiliates may have (excluding rights, claims or causes of action of any party under this Article 10 for fraud or fraudulent misrepresentation with respect to representations and warranties made by the Seller or knowing, intentional or willful breaches of or inaccuracies in any representations and warranties), from and after the Closing, against the Seller Indemnified Parties or the Buyer Indemnified Parties, as the case may be. The provisions of this Section 10.5 shall not restrict the right of any party to seek specific performance or other equitable remedies in connection with any breach of any of the covenants contained in this Agreement or any of the Transaction Agreements.

         10.6 Indemnification Procedures.

                  (a) Any party seeking indemnification for Damages pursuant to this Article 10 (the "INDEMNIFIED PARTY") shall deliver a certificate (an "INDEMNIFICATION CLAIM CERTIFICATE"), signed by any duly authorized officer thereof (i) stating that such Indemnified Party has actually sustained, incurred, properly accrued or paid, or reasonably anticipates in good faith that it will have to actually sustain, incur, properly accrue or pay, Damages and
(ii) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was actually sustained, incurred, properly accrued or paid, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant, Excluded Liability, Assumed Liability or Transfer Tax to which such item is related. The party receiving an Indemnification Claim Certificate (the "INDEMNIFYING PARTY") may object to such claim by written notice to the Indemnified Party specifying the basis for the Indemnifying Party's objection, within thirty (30) calendar days following receipt by the Indemnifying Party of notice from such Indemnified Party regarding such claim for indemnification.

                  (b) In the event that the Indemnifying Party shall fail to object to a claim for indemnification set forth in an Indemnification Claim Certificate pursuant to Section 10.6(a) hereof, the Indemnifying Party hereby agrees to, and shall, promptly pay

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to the applicable Indemnified Party the amount set forth in such Indemnification
Claim Certificate.

                  (c) In the event that the Indemnifying Party shall object to a claim for indemnification set forth in an Indemnification Claim Certificate pursuant to Section 10.6(a) hereof, prior to filing any claims in a court of law or prior to seeking non-binding mediation pursuant to this Section 10.6(c), the Indemnifying Party and the Indemnified Party shall in good faith first negotiate a written resolution of such dispute or claim within a period not to exceed fifteen (15) calendar days from the date of receipt of a request for such negotiation. Such negotiations shall be conducted by managers of each of the Indemnifying Party and the Indemnified Party who have authorization to resolve any such dispute or claim. In the event the Indemnifying Party and the Indemnified Party cannot negotiate a written resolution to such dispute or claim during such fifteen (15) calendar-day negotiation period, either the Indemnifying Party or the Indemnified Party may seek to resolve such dispute or claim in a court of competent jurisdiction or seek other legal or equitable resolution. Notwithstanding the foregoing, either the Indemnifying Party or the Indemnified Party may at any time apply to any court of competent jurisdiction for injunctive relief in connection with a claim for indemnification or otherwise to prevent irreparable harm.

         10.7 Third-Party Claims.

                  (a) Promptly after receipt by the Indemnified Party of notice of any third-party claim, liability or expense in respect of which the Indemnified Party is reasonably likely to be entitled to receive indemnification from the Indemnifying Party pursuant hereto, the Indemnified Party shall promptly give notice thereof in writing to the Indemnifying Party, stating the information then available regarding the amount and nature of such claim, liability or expense; provided, however, that the failure to give such prompt notice shall not affect the rights of the Indemnified Party to receive indemnification for Damages pursuant to this Agreement unless and only to the extent that the Indemnifying Party shall have been materially prejudiced by the Indemnified Party's failure to deliver such prompt notice.

                  (b) Upon receipt of notice from the Indemnified Party delivered pursuant to Section 10.7(a) hereof, the Indemnifying Party shall have the right, exercisable upon written notice to the Indemnified Party within thirty (30) calendar days after receiving the notice from the Indemnified Party referred to in Section 10.7(a) hereof, at the Indemnifying Party's own cost and expense and with counsel of such party's own choice, to defend, contest, protest, settle, compromise and otherwise control the resolution of any such claim, action or proceeding; provided, however, that (i) if there is a reasonable probability that a third party claim of Damages for which the Indemnified Party may be entitled to indemnification pursuant hereto may (A) materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments or (B) result in money damages or payments in excess of the amount for which the Indemnifying Party is obligated to indemnify the Indemnified Party pursuant to this Article 10, then the Indemnified Party shall have the right, at the Indemnified Party's own cost and expense and with counsel of its own choice, to participate in the defense,

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settlement or compromise of such third party claim, (ii) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any third party claim of Damages for which the Indemnified Party may be entitled to indemnification pursuant hereto if (A) the settlement or compromise includes terms that may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments or (B) the settlement or compromise amount exceeds the amount for which the Indemnifying Party is ready, willing and able to indemnify the Indemnified Party pursuant to this Article 10,
(iii) the Indemnifying Party shall not, without the Indemnified Party's written consent, consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Damages,
(iv) in the event that the Indemnifying Party undertakes the defense of any third party claims for Damages pursuant hereto, the Indemnified Party, at the Indemnified Party's own cost and expense and with counsel of its own choice, shall have the right to consult with the Indemnifying Party and such party's counsel or other representatives concerning such third party claims and the Indemnified Party and the Indemnifying Party and their respective counsel or other representatives shall cooperate with respect to such third party claims and (vi) in the event that the Indemnifying Party shall undertake the defense of any such third party claims, the Indemnifying Party shall keep the Indemnified Party informed of the status of the defense of such third party claims and furnish the Indemnified Party with all documents, instruments and information that the Indemnified Party shall reasonably request in connection therewith. If the Indemnifying Party shall notify the Indemnified Party that the Indemnifying Party has elected to assume any such defense of any such third party claims, then the Indemnifying Party shall not be liable to the Indemnified Party pursuant hereto for any legal or other expense subsequently incurred by the Indemnified Party in connection therewith.

                  (c) If the Indemnifying Party shall fail to notify the Indemnified Party of such party's election to defend any third party claim pursuant to Section 10.7(b) hereof, then the Indemnified Party may defend, contest, protest, settle and otherwise control the resolution of such third party claims. The Indemnifying Party shall have the right to participate in the defense of any such third party claims, subject to the Indemnified Party's right of control thereof, at the Indemnifying Party's own cost and expense and with counsel of its own choice. In the event the Indemnified Party shall undertake the defense of any such third party claim, the Indemnified Party shall keep the Indemnifying Party informed of the status of the defense of such third party claims and furnish the Indemnifying Party with all documents, instruments and information that the Indemnifying Party shall reasonably request in connection therewith, and the Indemnifying Party, at the Indemnifying Party's own cost and expense and with counsel of their own choice, shall have the right to consult with the Indemnified Party and such party's counsel or other representatives concerning such third party claims and the Indemnifying Party and their respective counsel or other representatives shall cooperate with respect to such third party claims, and the Indemnified Party shall not settle, adjust or compromise any such third party claims without prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

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                                   ARTICLE 11

                        TERMINATION, AMENDMENT AND WAIVER

         11.1 Termination. Except as set forth in Section 11.2 hereof, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

                  (a) by mutual written consent of the Buyer and the Seller;

                  (b) by the Buyer or the Seller by written notice if the Transactions have not been consummated and the Closing shall not have occurred by December 31, 2004 (the "TERMINATION DATE"); provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to any party hereto whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before the Termination Date and such action or failure to act constitutes a material breach of this Agreement;

                  (c) by the Buyer or the Seller if this Agreement and the Transactions shall not have been approved and adopted by the requisite vote of the Seller's shareholders under California Law at a meeting of the Seller's shareholders duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to any party hereto whose action or failure to act has been a principal cause of or resulted in the failure of the Seller to obtain the requisite shareholder approval of this Agreement and the Transactions and such action or failure to act constitutes a material breach of this Agreement;

                  (d) by the Buyer or the Seller if: (i) there shall be in effect a final non-appealable order, judgment, injunction or decree of a court of competent jurisdiction in effect preventing the consummation of the Transactions and, prior to such termination, the parties shall have used their respective commercially reasonable efforts to resist, resolve or lift, as applicable, such order, judgment, injunction or decree or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Authority that would make consummation of the Transactions illegal;

                  (e) by the Buyer if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Seller set forth in this Agreement such that the conditions set forth in Section 9.2 hereof would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to the Seller; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

                  (f) by the Seller if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Buyer set forth in this Agreement such that the conditions set forth in

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Section 9.3 hereof would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to the Buyer; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

                  (g) by the Seller, at any time prior to the six-month anniversary of the execution of this Agreement, if (i) it is not in material breach of the terms of Section 5.8(a) hereof, (ii) the board of directors of the Seller has authorized the Seller to enter into a definitive agreement for a transaction that constitutes a Superior Proposal, (iii) the Seller has notified the Buyer in writing that the Seller has received a Superior Proposal and intends to enter into a definitive agreement with respect to such Superior Proposal pursuant to Section 5.8(b) hereof, and (iv) Buyer does not make, within five (5) business days after receipt of the Seller's written notice of its intention to enter into a definitive agreement with respect to such Superior Proposal, an offer that the board of directors of the Seller determines in good faith (after consultation with its financial advisor) to be more favorable to the Seller's shareholders from a financial point of view than the terms of the Superior Proposal; or

                  (h) by the Buyer if the board of directors of the Seller, shall have, in a manner adverse to the Buyer, publicly (i) withdrawn its recommendation of this Agreement and the Transactions or (ii) approved or recommended any Proposal or proposed publicly to approve or recommend, or publicly taken a neutral position with respect to, any Proposal.

         11.2 Effect of Termination; Fee.

                  (a) In the event of termination of this Agreement pursuant to
Section 11.1 hereof, this Agreement shall forthwith become void and there shall be no Liability on the part of any party hereto, or its affiliates, officers, directors or stockholders; provided, however, notwithstanding the foregoing, nothing set forth in this Section 11.2 shall relieve any party hereto from liability for any breach of any of the covenants or agreements in this Agreement including Section 11.2(b) hereof; and, provided further, that the provisions of
Section 5.4 and Section 5.5 hereof, this Section 11.2 and Article 12 hereof shall remain in full force and effect and survive any termination of this Agreement.

                  (b) In the event that (i) this Agreement and the Transactions contemplated hereby shall be terminated prior to the Closing pursuant to Section 11.1(g) or Section 11.1(h) hereof, (ii) the Buyer shall have satisfied in all material respects all conditions to Closing that are or were at the time within the reasonable control of the Buyer and shall not have taken action reasonably calculated to prevent the Closing, then the Seller shall pay to the Buyer within two (2) business days of such termination by wire transfer of same day funds, a termination fee equal to One Million, Six Hundred and Fifty Thousand Dollars ($1,650,000) (the "TERMINATION FEE AMOUNT"). In the event that (i) this Agreement and the Transactions contemplated hereby shall be terminated prior to the Closing pursuant to Section 11.1(c) hereof, (ii) the Buyer shall have satisfied in all material respects all conditions to Closing that are or were at the time within the reasonable control of the Buyer and shall not have taken action reasonably calculated to

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prevent the Closing, (iii) following the execution of this Agreement and the public announcement of the Transactions and prior to such termination, a Proposal shall have been publicly announced and not withdrawn, and (iv) within twelve (12) months following such termination, the Seller shall have either (A) consummated the transactions contemplated by such Proposal or (B) entered into a letter of intent or Contract in respect of the transactions contemplated by such Proposal and later consummates such Proposal, then the Seller shall pay to the Buyer within two (2) business days of consummating such transaction by wire transfer of same day funds, a termination fee equal to the Termination Fee Amount. The Seller acknowledges that the agreements contained in this Section 11.2(b) are an integral part of the Transactions and that, without these agreements, the Buyer would not enter into this Agreement. Any payment made by the Seller pursuant to this Section 11.2(b) shall constitute liquidated damages with respect to any claim for damages or any other claim that the Buyer would otherwise be entitled to assert against the Seller or its assets, or against any of the Seller's directors, officers, employees, shareholders or Affiliates, with respect to any such termination of this Agreement pursuant to Section 11.1(c),
Section 11.1(g) or Section 11.1(h) hereof, and shall constitute the sole and exclusive remedy of the Buyer with respect to any such termination of this Agreement.

         11.3 Amendment. This Agreement may be amended or supplemented by the parties hereto at any time and from time to time in the sole discretion of each of the parties hereto by the execution and delivery of an instrument in writing signed for and on behalf of each of the parties hereto and in their respective names by duly authorized officers of each of the parties hereto. No purported amendment or supplement shall be binding or effective for any purpose unless made in accordance with this Section 11.3.

         11.4 Extension; Waiver. At any time prior to the Closing, the Buyer, on the one hand, and the Seller, on the other hand, may, in the sole discretion of each of the parties hereto, to the extent permissible under applicable Law (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made by such other party in this Agreement, any Ancillary Agreement or in any certificate, instrument or other document delivered in connection with the Transactions and (iii) waive compliance with any of the agreements or conditions for the benefit of such other party set forth in this Agreement, any Ancillary Agreement or in any certificate, instrument or other document delivered in connection with the Transactions. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 12

                                     GENERAL

         12.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or three business days after being mailed by registered or certified mail

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(return receipt requested) or sent via facsimile (with acknowledgement of complete transmission) with a copy mailed by U. S. Postal Service to the respective parties hereto at the following respective addresses (or at such other address for a party hereto as shall be specified by like notice):

                  (a) if to the Buyer, to:

                      Teledyne Wireless, Inc.
                      c/o Teledyne Technologies Incorporated
                      12333 West Olympic Boulevard
                      Los Angeles, California 90064
                      Attention: John T. Kuelbs
                      Telephone No.: (310) 893-1602
                      Facsimile No.: (310) 893-1610

                      with a copy to:

                      McGuireWoods LLP
                      Dominion Tower
                      625 Liberty Avenue, 23rd Floor
                      Pittsburgh, Pennsylvania 15222-3142
                      Attention:  Scott E. Westwood, Esq.
                      Telephone No.: (412) 667-7989
                      Facsimile No.: (412) 402-4191

                  (b) if to the Seller, to:

                      Celeritek, Inc.
                      3236 Scott Boulevard
                      Santa Clara, California 95054
                      Attention:  Margaret Smith
                      Telephone No.: (408) 330-1297
                      Facsimile No.: (408) 986-5060

                      with a copy to:

                      Wilson Sonsini Goodrich & Rosati
                      Professional Corporation
                      650 Page Mill Road
                      Palo Alto, California 94304
                      Attention: John Roos, Esq.
                                 Michael S. Ringler, Esq.
                      Telephone No.: (650) 493-9300
                      Facsimile No.: (650) 493-6811

         12.2 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Seller Disclosure Schedule, the Confidentiality Agreement, the Ancillary Agreements

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and the certificates, instruments and other documents among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

         12.3 Assignment. This Agreement shall not be assigned, by operation of Law or otherwise, by a party hereto without the prior written consent of the other party hereto, provided, however, that Buyer may assign this Agreement to an Affiliate of the Buyer, provided that any such assignment by the Buyer shall not relieve the Buyer of its obligations hereunder.

         12.4 Bulk Transfer Laws. The Buyer hereby waives compliance by the Seller and its Affiliates with the provisions of any so called "Bulk Transfer Law" of any jurisdiction in connection with the sale of the Transferred Assets and the Seller shall indemnify the Buyer Indemnified Parties with respect thereto.

         12.5 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable (i) the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto and (ii) the Seller and the Buyer shall replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent commercially practicable, the economic, business and other purposes of such void or unenforceable provision.

         12.6 Other Remedies. Any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such party or parties, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

         12.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

         12.8 Jurisdiction and Venue. Except as set forth in Section 10.6(c) hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

         12.9 Rules of Construction. Each of the Seller and the Buyer hereby acknowledge and agree that they have been represented by counsel during the negotiation

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and execution of this Agreement and, therefore, waive the application of any
Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         12.10 WAIVER OF JURY TRIAL. EACH OF THE SELLER AND THE BUYER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

         12.11 Fees and Expenses. Whether or not the Transactions are consummated, all costs and expenses (including all legal, accounting, financial advisory, consulting and other fees) incurred in connection with the negotiation or effectuation of this Agreement or consummation of such Transactions shall be the obligation of the respective party hereto incurring such costs and expenses.

         12.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto, it being understood and agreed that each of the parties hereto need not sign the same counterpart.

         12.13 Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each party and their respective successors and assigns hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person other than the parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  [Remainder of Page Intentionally Left Blank]

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         IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first above written.

                                   THE BUYER:

                                   TELEDYNE WIRELESS, INC.

                                   By: /s/ Robert Mehrabian
                                       -----------------------------------------

                                   Name: Robert Mehrabian

                                   Title: Chairman and Chief Executive Officer

                                   THE SELLER:

                                   CELERITEK, INC.

                                   By: /s/ Tamer Husseini
                                       -----------------------------------------

                                   Name: Tamer Husseini

                                   Title: Chairman

         Subject in all respects to the Buyer's obligation to consummate the Transactions pursuant to the terms and conditions set forth in this Agreement, the undersigned hereby agrees to deliver (or cause to be delivered) to the Buyer sufficient funds to enable the Buyer to pay the Purchase Price pursuant to
Section 2.3 hereof.

TELEDYNE TECHNOLOGIES INCORPORATED

By: /s/ Dale A. Schnittjer
   --------------------------------

Name: Dale A. Schnittjer

Title: Vice President and Chief Financial Officer

                            ASSET PURCHASE AGREEMENT